                                                                  EXHIBIT (a)(1)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                (INCLUDING THE ASSOCIATED STOCK PURCHASE RIGHTS)
                                       OF

                                 GRIST MILL CO.
                                       AT

                              $14.50 NET PER SHARE
                                       BY

                         IHF/GM ACQUISITION CORPORATION
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                         INTERNATIONAL HOME FOODS, INC.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON MONDAY, APRIL 13, 1998, UNLESS THE OFFER IS EXTENDED.

    THE BOARD OF DIRECTORS OF GRIST MILL CO. (THE "COMPANY") HAS UNANIMOUSLY (A) DETERMINED THAT EACH OF THE MERGER AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE HOLDERS ("STOCKHOLDERS") OF THE COMPANY'S COMMON STOCK ("COMMON STOCK"), PAR VALUE $0.10 PER SHARE, INCLUDING THE ASSOCIATED STOCK PURCHASE RIGHTS (THE "SHARES"), (B) APPROVED THE EXECUTION, DELIVERY AND PERFORMANCE OF THE MERGER AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS BY THE COMPANY AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, SUCH APPROVAL CONSTITUTING APPROVAL THEREOF FOR PURPOSES OF SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW, AS AMENDED, AND (C) RECOMMENDED ACCEPTANCE OF THE OFFER AND, IF REQUIRED, ADOPTION OF THE MERGER AGREEMENT BY THE STOCKHOLDERS. IHF/GM HOLDING CORPORATION ("PARENT") AND IHF/GM ACQUISITION CORPORATION ("PURCHASER") HAVE ENTERED INTO A STOCKHOLDER AGREEMENT WITH THE COMPANY AND GLEN S. BOLANDER (THE "SELLING STOCKHOLDER"), PURSUANT TO WHICH, AMONG OTHER THINGS, THE SELLING STOCKHOLDER HAS (A) AGREED TO TENDER INTO THE OFFER AN AGGREGATE OF 403,899 SHARES, (B) GRANTED TO PURCHASER AN OPTION (EXERCISABLE UNDER CERTAIN CIRCUMSTANCES AS PROVIDED IN THE STOCKHOLDER AGREEMENT) TO PURCHASE UP TO AN AGGREGATE OF 245,000 SHARES OF COMMON STOCK, CONSISTING OF CERTAIN SHARES OF COMMON STOCK BENEFICIALLY OWNED BY THE SELLING STOCKHOLDER AS A RESULT OF THE EXERCISE OF CERTAIN OPTIONS TO PURCHASE SHARES OF COMMON STOCK, AND (C) GRANTED TO PARENT AN IRREVOCABLE PROXY TO VOTE SUCH SHARES, IN EACH EVENT PRIOR TO ANY TERMINATION OF THE MERGER AGREEMENT. IN ADDITION, THE COMPANY HAS GRANTED TO PURCHASER AN OPTION (EXERCISABLE UNDER CERTAIN CIRCUMSTANCES AS PROVIDED IN THE MERGER AGREEMENT) TO PURCHASE AN INDETERMINATE NUMBER OF SHARES OF COMMON STOCK EQUAL TO THE APPLICABLE COMMON SHARE AMOUNT (AS DEFINED HEREIN), PURSUANT TO THE MERGER AGREEMENT.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (A) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH CONSTITUTES A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY-DILUTED BASIS (AS DEFINED HEREIN) ON THE DATE OF PURCHASE, (B) THE DEBT FINANCING NECESSARY FOR CONSUMMATION OF THE OFFER HAVING BEEN RECEIVED BY PARENT AND (C) THE EXPIRATION OR TERMINATION PRIOR TO THE EXPIRATION OF THE OFFER OF ALL WAITING PERIODS IMPOSED BY THE HART-SCOTT-RODINO ACT OF 1976, AS AMENDED. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE THE INTRODUCTION AND SECTIONS 1 AND 14 HEREOF.

                                   IMPORTANT
     Any Stockholder desiring to tender all or a portion of such Stockholder's Shares should either (1) complete and sign the Letter of Transmittal provided herewith (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to the Depositary identified in the Letter of Transmittal and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 hereof or (2) request such Stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Stockholder. Any Stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such Stockholder desires to tender such Shares.

    Any Stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis should tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent or to brokers, dealers, commercial banks and trust companies.

                      The Dealer Manager for the Offer is:

                             CHASE SECURITIES INC.

March 17, 1998

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INTRODUCTION................................................    1
THE TENDER OFFER............................................    3
 1.  Terms of the Offer.....................................    3
 2.  Acceptance for Payment and Payment for Shares..........    6
 3.  Procedure for Tendering Shares.........................    7
 4.  Withdrawal Rights......................................   10
 5.  Certain Federal Income Tax Consequences of the Offer
  and the Merger............................................   10
 6.  Price Range of the Shares; Dividends on the Shares.....   12
 7.  Effect of the Offer on the Market for the Shares;
Nasdaq National Market Listing and
       Exchange Act Registration; Margin Regulations........   12
 8.  Certain Information Concerning the Company.............   13
 9.  Certain Information Concerning Purchaser, Parent and
  IHF.......................................................   16
10.  Source and Amount of Funds.............................   19
11.  Background of the Offer................................   21
12.  Purpose of the Offer and the Merger; Plans for the
       Company; Merger Agreement; Other
        Agreements; Other Matters...........................   24
13.  Dividends and Distributions............................   44
14.  Certain Conditions of the Offer........................   45
15.  Certain Legal Matters..................................   47
16.  Fees and Expenses......................................   50
17.  Miscellaneous..........................................   50
Schedule I -- General Partners, Directors and Executive
  Officers of Purchaser, Parent, IHF,
  the Fund, HM3, HM GP and the Fund, Inc....................  I-1

To the Holders of Shares of Common Stock of Grist Mill Co.:

                                  INTRODUCTION

     IHF/GM Acquisition Corporation, a Delaware corporation ("Purchaser"), a direct wholly owned subsidiary of IHF/GM Holding Corporation, a Delaware corporation ("Parent"), and an indirect wholly owned subsidiary of International Home Foods, Inc. ("IHF"), hereby offers to purchase all outstanding shares of common stock ("Common Stock"), par value $0.10 per share, of Grist Mill Co., a Delaware corporation (the "Company"), including the associated rights to purchase shares of Common Stock issued pursuant to the Rights Agreement (the "Rights Agreement"), dated May 22, 1996, between the Company and Norwest Bank Minnesota, N.A., as Rights Agent, as amended (the "Rights," and together with the shares of Common Stock, the "Shares"), at a purchase price of $14.50 per Share (the "Offer Consideration"), net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     The Board of Directors of the Company (the "Board") has unanimously (i) determined that each of the Merger Agreement, the Stockholder Agreement and the Option Release Agreements (each as defined herein and, collectively, the "Transaction Documents") and the transactions contemplated thereby, including the Offer and the Merger (as defined herein), is fair to and in the best interests of the Company and the holders of shares of Common Stock (the "Stockholders"), (ii) approved the execution, delivery and performance of the Transaction Documents by the Company and the consummation of the transactions contemplated thereby, including the Offer and the Merger, such approval constituting approval thereof for purposes of Section 203 of the Delaware General Corporation Law, as amended (the "DGCL"), and (iii) recommended acceptance of the Offer and, if required, adoption of the Merger Agreement by the Stockholders.

     ABN AMRO Incorporated ("ABN AMRO"), the Company's financial advisor, has delivered to the Board its opinion, dated March 10, 1998, that, as of such date and based upon and subject to the matters set forth therein, the Offer Consideration to be received by the Stockholders in the Offer and the Merger Consideration (as defined herein) to be received by the Stockholders in the Merger are fair, from a financial point of view, to such Stockholders. A copy of the opinion of ABN AMRO is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission (the "Commission") in connection with the Offer. A copy of the Schedule 14D-9 is being furnished to the Stockholders herewith.

     The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the Expiration Date (as defined in Section 1 below) a number of Shares (the "Minimum Number of Shares") which constitutes a majority of the Shares outstanding on a fully-diluted basis on the date of purchase ("on a fully-diluted basis" meaning, as of any date, the number of Shares outstanding, together with the shares of Common Stock, if any, which the Company may be required to issue, now or in the future, including, without limitation, shares of Common Stock issuable pursuant to options (including, without limitation, the Options (as defined herein)), warrants or other rights (excluding the Rights until the earlier of the occurrence, if at all, of a Flip-In Event or a Stock Acquisition Date (in each case as defined in the Rights Agreement) or obligations outstanding at that date) (the "Minimum Condition"),
(ii) the debt financing necessary for the consummation of the Offer having been received by Parent (as described in Section 10) and (iii) the expiration or termination prior to the expiration of the Offer of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). See Sections 1 and 14.

     The Company has informed Purchaser that as of March 10, 1998, 6,860,692 shares of Common Stock were issued and outstanding. In addition, 604,012 shares of Common Stock were reserved for issuance upon the exercise of outstanding Options granted under the Company's 1986 Non-Qualified Stock Option Plan, as amended (the "Stock Option Plan"). Based on the foregoing, at least 3,732,353 Shares must be validly tendered and not withdrawn in the Offer for the Minimum Condition to be met.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 10, 1998, among Purchaser, Parent, IHF and the Company (the "Merger Agreement"). The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser and further provides that, following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a direct wholly owned subsidiary of Parent and an indirect wholly owned subsidiary of IHF (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), each share of Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Common Stock owned, directly or indirectly, by the Company or any wholly owned subsidiary of the Company or by IHF, Parent or Purchaser or any other wholly owned subsidiary of Parent or IHF, which shares shall be canceled pursuant to the Merger Agreement, and shares of Common Stock held by Stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded appraisal for such shares in accordance with Section 262 of the DGCL ("Dissenting Shares")) will be converted at the Effective Time into the right to receive an amount in cash equal to the per share Offer Consideration, or such higher price, if any, as is paid in the Offer (the "Merger Consideration"), payable to the holder thereof in cash, without any interest thereon, less any required withholding taxes, upon surrender and exchange of the certificate representing such share of Common Stock. At the Effective Time, each then outstanding option to purchase or acquire shares of Common Stock under the Stock Option Plan, whether or not then exercisable or vested (collectively, the "Options"), will be, except under certain circumstances relating to persons subject to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), canceled and will represent the right to receive an amount (subject to any applicable withholding tax) in cash for each share of Common Stock subject to such Option (including any additional shares subject thereto by reason of their terms upon consummation of the "change in control" resulting from the Merger) equal to the difference between the per share Merger Consideration and the per share exercise price of such Option to the extent such difference is a positive number.

     Pursuant to the Merger Agreement, the Company has granted to Purchaser an irrevocable option (exercisable only if (a) the Funding Date (as defined herein) shall have occurred, (b) upon such exercise, Purchaser shall own at least 90% of the then outstanding shares of Common Stock and (c) such exercise would not violate applicable law) to purchase an indeterminate number of shares of Common Stock equal to the Applicable Common Share Amount (as defined herein). As used in the Merger Agreement, the term "Funding Date" means the date that funds necessary to pay for the Shares accepted for payment pursuant to the Offer have been tendered to the paying agent as provided for in the Merger Agreement.

     Concurrently with the execution of the Merger Agreement, Purchaser and Parent entered into a Stockholder Agreement, dated March 10, 1998 (the "Stockholder Agreement"), with the Company and Glen S. Bolander (the "Selling Stockholder"), who has (i) agreed to tender into the Offer an aggregate of 403,899 Shares, (ii) granted to Purchaser an option (exercisable under certain circumstances as provided in the Stockholder Agreement) to purchase up to an aggregate of 245,000 shares of Common Stock, consisting of certain shares of Common Stock beneficially owned by the Selling Stockholder as a result of the exercise of certain Options, and (iii) granted to Parent an irrevocable proxy to vote such shares of Common Stock, in each event, prior to any termination of the Merger Agreement.

     Each of the Merger Agreement and the Stockholder Agreement is more fully described in Section 12. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of shares of Common Stock for the Merger Consideration pursuant to the Merger are described in Section 5.

     The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required, the adoption of the Merger Agreement by the requisite vote of the Stockholders. Under the DGCL, the Stockholder vote necessary to adopt the Merger Agreement will be the affirmative vote of at least a majority of the outstanding shares of Common Stock, including shares of Common Stock held by Purchaser and its affiliates. If the Minimum Condition is satisfied and the Offer is consummated, Purchaser will own a sufficient number of shares of Common Stock to cause the Merger Agreement to be adopted. If Purchaser acquires at least 90% of the outstanding shares of Common Stock pursuant to the Offer or otherwise, Purchaser will be able to effect the Merger pursuant to the "short-form" merger provisions of

Section 253 of the DGCL, without prior notice to, or any action by, any other Stockholder. If the Minimum Condition is satisfied and Purchaser acquires less than 90% of the outstanding shares of Common Stock pursuant to the Offer, Purchaser intends to exercise one or both of the options, if then exercisable, granted by the Company, pursuant to the Merger Agreement, and by the Selling Stockholder, pursuant to the Stockholder Agreement, in order to acquire an aggregate number of shares of Common Stock in excess of 90% of the outstanding shares of Common Stock, thereby permitting Purchaser to effect the Merger pursuant to the "short-form" merger provisions of Section 253 of the DGCL. In each event Purchaser intends to effect the Merger as promptly as practicable following the purchase of Shares in the Offer. See Section 12.

     Tendering Stockholders will not be obligated to pay brokerage fees or commissions to Chase Securities Inc., as the dealer manager (the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C., as the depositary (the "Depositary"), or MacKenzie Partners, Inc., as the information agent (the "Information Agent"), or, except as set forth in Instruction 6 to the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer or shares of Common Stock pursuant to the Merger. A tendering Stockholder who holds securities with such Stockholder's broker may be required by such broker to pay a service charge or other fee. Purchaser will pay all charges and expenses of the Dealer Manager, the Depositary and the Information Agent incurred in connection with the Offer. See Section 16.

     The Company has distributed one Right for every outstanding share of Common Stock pursuant to the Rights Agreement. Based on the information disclosed by the Company in the Schedule 14D-9, in connection with and prior to the Company's entering into the Merger Agreement, on March 10, 1998, the Board of Directors of the Company approved an amendment to the Rights Agreement to provide that (i) neither the execution and delivery of the Transaction Documents, nor any amendments thereto approved by the Board prior to the termination of the Merger Agreement, nor the commencement or consummation of the transactions contemplated thereby, including the Offer and the Merger, shall cause (A) Purchaser, Parent or any of their affiliates to become an Acquiring Person (as defined in the Rights Agreement), (B) the occurrence of a Distribution Date (as defined in the Rights Agreement), (C) the occurrence of a Flip-In Event (as defined in the Rights Agreement) or (D) the occurrence of a Stock Acquisition Date (as defined in the Rights Agreement), and (ii) the Rights shall expire upon the Funding Date.

     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1. TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment (and thereby purchase) and pay for all Shares that are validly tendered prior to the Expiration Date and not withdrawn in accordance with Section 4 below. As used in the Offer, the term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Monday, April 13, 1998, unless and until Purchaser, in accordance with the terms of the Offer and the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition, the debt financing necessary for the consummation of the Offer having been received by Parent (as described in Section 10) and the expiration or termination prior to the expiration of the Offer of all waiting periods imposed by the HSR Act. The Offer is also subject to certain other conditions set forth in Section 14.

     Subject to the terms of the Merger Agreement, including in certain instances the Company's consent, Purchaser and Parent have expressly reserved the right to amend or modify the terms of the Offer at any time prior to acceptance of Shares for payment pursuant to the Offer, including, without limitation, the right, if by the Expiration Date any or all of the conditions of the Offer are not satisfied or waived, to (i) extend the period of time during which the Offer is open and, subject to the rights of tendering Stockholders to withdraw their Shares in accordance with the procedures set forth in Section 4, retain all tendered Shares until the Expiration Date, (ii) waive any or all of the conditions of the Offer and, subject to complying with applicable rules and regulations of the Commission, accept for payment or purchase all validly tendered Shares and not extend the Offer, or (iii) terminate the Offer and not accept for payment any Shares and return promptly all tendered Shares to tendering Stockholders. Notwithstanding the foregoing, without the prior written consent of the Company (which consent may be withheld in the Company's sole discretion), Purchaser shall not (and Parent shall cause Purchaser not to) (i) decrease the Offer Consideration, change the form of the Offer Consideration or decrease the number of Shares sought pursuant to the Offer; (ii) amend or waive the Minimum Condition; (iii) extend the expiration date of the Offer which shall initially be not less than 20 business days after the date the Offer is commenced; provided, however, that, Purchaser may extend the expiration date of the Offer:
(A) as required by any rule, regulation or interpretation of the Commission, (B) in the event that any condition to the Offer is not satisfied as of the scheduled expiration date thereof, for such periods for up to five business days at a time (or such longer period as shall be approved by the Company) as Purchaser may reasonably deem necessary, but, except as provided in clause (C) below, in no event may the Offer be extended to a date later than the date (the "Offer Termination Date") that is 150 days from the date of the Merger Agreement (provided that, in the event that any condition to the Offer is not satisfied as of the scheduled expiration date thereof, Purchaser shall extend the expiration date of the Offer at the request of the Company for up to five business days at a time (or such longer period as shall be mutually agreed) until the earlier of the acceptance for payment of any Shares pursuant to the Offer or 60 calendar days after the commencement of the Offer; provided that such extension shall not be required if in the reasonable judgment of Purchaser, any such condition is incapable of being satisfied prior to the expiration of such 60 calendar day period), or (C) notwithstanding the foregoing, beyond the Offer Termination Date
(1) in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the Commission, and (2) for up to a period not to exceed the period which ends on the 15th business day after the date that either (w) the Company shall have publicly announced the receipt of an Acquisition Proposal (as defined in Section 12 below) in the event such announcement is made less than ten business days prior to the Offer Termination Date, (x) the Company publicly announces its reaffirmation of its approval or recommendation of the Offer following the public announcement of the receipt of any Acquisition Proposal in the event that such reaffirmation or announcement is made less than ten business days prior to the Offer Termination Date, (y) the Board of Directors of the Company shall have withdrawn or adversely modified, or taken a public position materially inconsistent with, its approval or recommendation of the Offer, the Merger or the Merger Agreement at any time within ten business days prior to the Offer Termination Date, or (z) any notice is given by the Company in accordance with its termination rights under certain circumstances following the receipt of an unsolicited written bona fide Acquisition Proposal (as described in Section 12) if such notice is made less than 15 business days prior to the Offer Termination Date; (iv) amend the terms of the Offer in any manner that is adverse to the holders of Shares; or (v) impose any condition to the Offer in addition to those set forth in Section 14. Except as set forth above, Purchaser may waive any other condition to the Offer in its sole discretion. Assuming the prior satisfaction or waiver of the conditions to the Offer, Purchaser shall accept for payment, and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date. The Company will not, nor will it permit any of its Subsidiaries (as defined herein) to, tender into the Offer any Shares beneficially owned by it.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including, subject to the Merger Agreement, the Minimum Condition), Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14-d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, Purchaser increases the consideration to be paid per Share pursuant to the Offer, Purchaser will pay such increased consideration for all Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1(c)(6) under the Exchange Act.

     Purchaser reserves the right, subject to applicable laws (including applicable regulations of the Commission promulgated under the Exchange Act) and to the terms of the Merger Agreement, at any time or from time to time, to delay acceptance for payment of or payment for any Shares, regardless of whether the Shares were theretofore accepted for payment, or to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions specified in Section 14 below, by giving oral or written notice of such delay in payment or termination to the Depositary. The reservation by Purchaser of the right to delay acceptance for payment of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that Purchaser pay the consideration offered or return the Shares deposited by or on behalf of Stockholders promptly after the termination or withdrawal of the Offer. Any delay in acceptance for payment or payment beyond the time permitted by applicable law will be effectuated by an extension of the period of time during which the Offer is open.

     Any extension, amendment or termination of the Offer, any waiver of any condition of the Offer, or any delay in payment, will be followed as promptly as practicable by a public announcement. In the case of an extension, Rule 14e-1(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with an offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones New Service (or a similar news service) or as otherwise may be required by law. During any extension of the Offer, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering Stockholder to withdraw its Shares in accordance with the procedures set forth in Section 4. PURCHASER SHALL NOT HAVE ANY OBLIGATION TO PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

     The Company has provided Purchaser with its stockholder list as of March 13, 1998 and security position listings for the purpose of disseminating the Offer to Stockholders. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list as of March 13, 1998, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares by Purchaser.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment (and thereby purchase) and pay for, as soon as practicable after the Expiration Date, all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with the procedures set forth in Section 4. Purchaser expressly reserves the right, in its discretion, subject to applicable laws and regulations, to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law, government regulation or condition contained in the Merger Agreement. See Sections 1 and 14. Any such delays will be effected in compliance with Rule 14e-1(c) promulgated under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a Book-Entry Confirmation (as defined in Section 3) with respect to such Shares), (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with all required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined in Section 3), and (iii) all other documents required by the Letter of Transmittal. See Section 3 below.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased), pursuant to the Offer to Purchase, Shares validly tendered prior to the Expiration Date and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering Stockholders whose Shares have theretofore been accepted for payment. If, for any reason, acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under Section 14, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering Stockholders are entitled to withdrawal rights as described in Section 4 below and as otherwise required by Rule 14e-l(c) under the Exchange Act. Under no circumstances will interest on the purchase price for tendered Shares be paid by Purchaser, regardless of any extension of the Offer or any delay in making such payment.

     Upon the deposit of funds with the Depositary for the purpose of making payments to tendering Stockholders, Purchaser's obligation to make such payment shall be satisfied and tendering Stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Tendering Stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Purchaser will pay any charges and expenses of the Depositary, the Dealer Manager and the Information Agent.

     If any tendered Shares are not purchased for any reason or if certificates are submitted for more Shares than are tendered, certificates for such Shares not purchased or tendered will be returned pursuant to the instructions of the tendering Stockholder without expense to the tendering Stockholder (or, in the case of Shares delivered by book-entry transfer, into the Depositary's account at the Book-Entry Transfer Facility (as defined in Section 3) pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility) as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     If, prior to the Expiration Date, Purchaser increases the consideration to be paid per Share pursuant to the Offer, Purchaser will pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

     Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations under the Merger Agreement, including without limitation the right to purchase Shares tendered pursuant to the Offer, (a) to any newly-formed direct wholly owned subsidiary of Parent or Purchaser or (b) in the form of a collateral assignment to any institutional lender who provides funds to Parent or its affiliates for the consummation of the transactions contemplated by the Merger Agreement; however, no such transfer or assignment will release Purchaser from its obligations under the Offer or prejudice the rights of tendering Stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURE FOR TENDERING SHARES

     Valid Tenders. For Shares to be validly tendered pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with all required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and all other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) certificates representing such Shares must be received by the Depositary at any such address prior to the Expiration Date or (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation (as defined below) must be received by the Depositary prior to the Expiration Date or (b) the tendering Stockholder must comply with the guaranteed delivery procedures set forth below prior to the Expiration Date. No alternative, conditional or contingent tenders will be accepted.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be affected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with all required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and all other required documents, must in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering Stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

     Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holders (which term, for purposes of this section, includes any participant in any of the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See

Instructions 1 and 5 of the Letter of Transmittal. If the certificates representing Shares are registered in the name of a person other than the signer of the Letter of Transmittal or if certificates for Shares not accepted for payment or not tendered are to be issued to a person other than the registered holder, then the certificates must be endorsed or accompanied by duly executed stock powers, in each case signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above and as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a Stockholder desires to tender Shares pursuant to the Offer and such Stockholder's certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are complied with:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary as provided below prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares in proper form for transfer or a Book-Entry Confirmation with respect to all tendered Shares, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and all required signature guarantees (or in the case of a book-entry transfer, an Agent's Message) and all other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market is open for business.

     THE NOTICE OF GUARANTEED DELIVERY MAY BE DELIVERED BY HAND OR TRANSMITTED BY FACSIMILE TRANSMISSION OR MAILED TO THE DEPOSITARY AND MUST INCLUDE A GUARANTEE BY AN ELIGIBLE INSTITUTION IN THE FORM SET FORTH IN SUCH NOTICE OF GUARANTEED DELIVERY.

     THE METHOD OF DELIVERY OF CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS (INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY) IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     NOTWITHSTANDING ANY OTHER PROVISION HEREOF, PAYMENT FOR SHARES ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER IN ALL CASES WILL BE MADE ONLY AFTER TIMELY RECEIPT BY THE DEPOSITARY OF (A) CERTIFICATES FOR (OR A BOOK-ENTRY CONFIRMATION WITH RESPECT TO) SUCH SHARES, (B) A LETTER OF TRANSMITTAL (OR A MANUALLY SIGNED FACSIMILE THEREOF), PROPERLY COMPLETED AND DULY EXECUTED, WITH ALL REQUIRED SIGNATURE GUARANTEES (OR IN THE CASE OF A BOOK-ENTRY TRANSFER, AN AGENT'S MESSAGE) AND (C) ALL OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL. ACCORDINGLY, TENDERING STOCKHOLDERS MAY BE PAID AT DIFFERENT TIMES DEPENDING UPON WHEN THE FOREGOING MATERIALS ARE ACTUALLY RECEIVED BY THE DEPOSITARY. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     Backup Federal Income Tax Withholding. To prevent backup federal income tax withholding of 31% of the payments made to a Stockholder with respect to the purchase price of Shares acquired pursuant to the Offer or shares of Common Stock pursuant to the Merger, such Stockholder must provide the Depositary with such Stockholder's correct taxpayer identification number and certify that such Stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See instruction 11 of the Letter of Transmittal and Section 5 below. If the Stockholder is a nonresident alien or foreign entity not subject to back-up withholding, the Stockholder must give the Depositary a completed Form W-8 Certificate of Foreign Status prior to receipt of any payments.

     Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares pursuant to any of the procedures described above will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of Shares determined not to be in proper form or the acceptance of or payment for which may, in the opinion of counsel, be unlawful and reserves the absolute right (but shall not be obligated) to waive any defect or irregularity in any tender of Shares. Subject to the terms of the Merger Agreement, Purchaser also reserves the absolute right (but shall not be obligated) to waive or to amend any of the conditions of the Offer or any defect or irregularity in any tender with respect to Shares of any particular Stockholder, whether or not similar defects or irregularities are waived in the case of other Stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties. None of Purchaser, Parent, IHF, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Other Requirements. By executing and delivering a Letter of Transmittal, a tendering Stockholder irrevocably appoints designees of Purchaser as such Stockholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such Stockholder's rights with respect to the Shares tendered by such Stockholder and accepted for payment by Purchaser and with respect to any and all other distributions, rights, Shares or other securities issued or issuable in respect of such Shares, on or after the date of the Merger Agreement. All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares and therefore irrevocable. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior powers of attorney and proxies given by such Stockholder with respect to such Shares (and any other securities so issued in respect of such purchased Shares) will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by such Stockholder with respect thereto (and, if given, will not be deemed effective). The designees of Purchaser will be empowered to exercise all voting and other rights of such Stockholder with respect to such Shares (and any other securities so issued in respect of such purchased Shares) as they in their sole discretion may deem proper, including, without limitation, in respect of any annual or special meeting of the Stockholders, or any adjournment or postponement thereof, in connection with any action by written consent in lieu of a meeting or otherwise (including any such meeting or action by written consent to adopt the Merger Agreement). Purchaser reserves the absolute right to require that, in order for Shares to be validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser or its designees must be able to exercise full voting and other rights with respect to such Shares (and any other securities so issued in respect of such purchased Shares), including, without limitation, the right to vote at any meeting of Stockholders then scheduled.

     A tender of Shares pursuant to any of the procedures described above will constitute the tendering Stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering Stockholder's representation and warranty that (i) such Stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares, on or after the date of the Merger Agreement), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering Stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS

     Tenders of Shares made pursuant to the Offer are irrevocable, except as otherwise provided in this Section 4. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser as provided herein, may also be withdrawn at any time after May 15, 1998. If Purchaser extends the Offer, is delayed in its purchase of or payment for Shares or is unable to purchase or pay for Shares for any reason, then, without prejudice to the rights of Purchaser under the Offer, tendered Shares may be retained by the Depositary on behalf of Purchaser and may not be withdrawn except to the extent that tendering Stockholders are entitled to withdrawal rights as set forth in this Section 4.

     The reservation by Purchaser of the right to delay the acceptance or purchase of or payment for tendered Shares is subject to the provisions of Rule 14e-l(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or return Shares deposited by or on behalf of Stockholders promptly after the termination or withdrawal of the Offer.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the release of such certificates, the tendering Stockholder must also submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

     All questions as to form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, IHF, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failing to give such notification.

     Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 above.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER

     The following is a summary of the material federal income tax consequences of the Offer and the Merger to Stockholders whose Shares are purchased pursuant to the Offer or whose shares of Common Stock are converted into the right to receive the Merger Consideration in the Merger (including any cash amounts received by dissenting Stockholders pursuant to the exercise of appraisal rights). This summary does not, however, purport to be a complete analysis of all the potential tax effects of the Offer and the Merger. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), currently applicable Treasury regulations and judicial and administrative decisions and rulings. There can be no assurance that the Internal Revenue Service ("IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations could be retroactive and could affect the tax consequences to holders whose Shares are purchased pursuant to the Offer or whose shares of Common Stock are converted into the right to receive the Merger Consideration in the Merger (including shares of Common Stock subject to an exercise of appraisal rights). The discussion does not purport to deal with all aspects of United States federal income taxation that may affect any particular holder in light of such holder's individual investment circumstances, and may not be applicable to certain types of holders subject to special treatment under the United States federal income tax law (e.g., holders of Shares (or shares of Common Stock) in whose hands Shares (or shares of Common Stock) are not capital assets, holders who received their Shares (or shares of Common Stock) pursuant to the exercise of employee stock options or otherwise as compensation, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, non-United States persons or persons who hold their Shares (or shares of Common Stock) as part of a hedge, straddle or conversion transaction).

     THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON PRESENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

     Receipt of the Offer Consideration or the Merger Consideration. The receipt by a Stockholder of the Offer Consideration in exchange for such Shares or the Merger Consideration (including any cash amounts received by dissenting Stockholders pursuant to the exercise of appraisal rights) in exchange for such shares of Common Stock will be a taxable transaction for federal income tax purposes. In general, for federal income tax purposes, a Stockholder will recognize gain (or loss) equal to the difference between his adjusted tax basis in the Shares sold pursuant to the Offer or shares of Common Stock converted to cash in connection with the Merger and the amount of cash received therefor. Gain (or loss) must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or each block of shares of Common Stock converted to cash in connection with the Merger. If the Shares (or shares of Common Stock) sold or converted are held as capital assets, the resulting gain or loss should be capital gain or loss. Under the Taxpayer Relief Act of 1997, the maximum capital gains tax rate for individuals has been reduced to 20% for shares held for more than 18 months on the date of sale (or, if applicable, the Effective Time). If a holder exercises such holder's appraisal rights and receives an amount treated as interest for federal income tax purposes, such amount will be taxed as ordinary income.

     Backup Withholding. Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the Stockholder (a) fails to furnish his social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN,
(c) fails properly to report interest or dividends or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his correct number and that he is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Any amounts withheld from a payment to a Stockholder under the backup withholding rules will be allowed as a credit against such Stockholder's federal income tax liability, provided that the required information is provided to the IRS. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each Stockholder should consult with such Stockholder's own tax advisor as to such Stockholder's qualification for exemption from withholding and the procedure for obtaining such exemption.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

     The Shares are traded in the over-the-counter market and prices are quoted on the Nasdaq National Market ("Nasdaq") under the symbol "GRST." The following table sets forth, for the periods indicated, the high and low bid prices per Share on Nasdaq as reported by the Dow Jones News Retrieval Service.

                                                                 HIGH      LOW
                                                                ------    -----
FISCAL YEAR 1996:
First Quarter...............................................    $11.38    $8.75
Second Quarter..............................................     10.63     8.63
Third Quarter...............................................     10.25     5.63
Fourth Quarter..............................................      6.88     5.63
FISCAL YEAR 1997:
First Quarter...............................................      6.75     4.88
Second Quarter..............................................      6.50     4.88
Third Quarter...............................................      6.38     5.25
Fourth Quarter..............................................      7.25     5.63
FISCAL YEAR 1998:
First Quarter...............................................      8.50     6.38
Second Quarter..............................................     10.19     7.13
Third Quarter...............................................     10.63     7.94
Fourth Quarter (through March 16, 1998).....................     14.38    10.63

     On March 10, 1998, the last full trading day before the public announcement of Purchaser's intention to acquire the Shares, the closing bid price per Share on Nasdaq was $12.25. On March 16, 1998, the last full trading day before the commencement of the Offer, the closing bid price per Share on Nasdaq was $14.34. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     According to the Company, the Company has never paid dividends on the Shares and does not anticipate a change in this policy in the foreseeable future. In addition, the payment of dividends is restricted under the terms of the Merger Agreement.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ NATIONAL MARKET LISTING AND EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     Market for the Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of shares of Common Stock that might otherwise trade publicly and will reduce the number of holders of shares of Common Stock, which could adversely affect the liquidity and market value of the remaining shares of Common Stock held by the public.

     Nasdaq National Market Listing and Exchange Act Registration. Depending upon the number of Shares purchased pursuant to the Offer, the shares of Common Stock may no longer meet the requirements of Nasdaq for continued listing and may be delisted from Nasdaq. According to Nasdaq's published guidelines, Nasdaq would consider delisting the shares of Common Stock if, among other things, the number of record holders of at least 100 shares of Common Stock should fall below 400, the number of publicly held shares of Common Stock (exclusive of holdings of officers, directors or any other person who is the beneficial owner of more than 10% of the total shares of Common Stock outstanding ("Nasdaq Excluded Holdings")) should fall below 750,000 or the aggregate market value of publicly held shares of Common Stock (exclusive of Nasdaq Excluded Holdings) should fall below $5,000,000. The Company has advised Purchaser that, as of March 10, 1998, there were 6,860,692 Shares outstanding, held by approximately 1,300 holders of record. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the shares of Common Stock no longer meet the requirements of Nasdaq for continued listing and the listing of the shares of Common Stock is discontinued, the market for the shares of Common Stock could be adversely affected.

     If Nasdaq were to delist the shares of Common Stock, it is possible that the shares of Common Stock would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of Stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the shares of Common Stock on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. Purchaser cannot predict whether the reduction in the number of shares of Common Stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the shares of Common Stock or whether it would cause future market prices to be greater or less than the Merger Consideration.

     The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the shares of Common Stock are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the shares of Common Stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to Stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy or information statement pursuant to
Section 14(a) or (c) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act. If registration of the shares of Common Stock under the Exchange Act were terminated, the shares of Common Stock would no longer be "margin securities" or be eligible for Nasdaq reporting.

     PURCHASER INTENDS TO SEEK TO CAUSE THE COMPANY TO APPLY FOR DELISTING OF THE SHARES OF COMMON STOCK FROM NASDAQ AND TERMINATE THE REGISTRATION OF THE SHARES OF COMMON STOCK UNDER THE EXCHANGE ACT AS SOON AFTER THE COMPLETION OF THE OFFER AS THE REQUIREMENTS FOR SUCH DELISTING AND TERMINATION ARE MET. IF REGISTRATION OF THE SHARES OF COMMON STOCK IS NOT TERMINATED PRIOR TO THE MERGER, THE REGISTRATION OF THE SHARES OF COMMON STOCK UNDER THE EXCHANGE ACT WILL BE TERMINATED FOLLOWING CONSUMMATION OF THE MERGER.

     Margin Regulations. The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of limiting the ability of lenders to take such securities as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the shares of Common Stock might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such shares of Common Stock could then be used as collateral for loans extended to the Company or to IHF.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although none of Purchaser, Parent, IHF, the Information Agent or the Dealer Manager has any knowledge that any such information is untrue, none of Purchaser, Parent, IHF, the Information Agent or the Dealer Manager takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

     The Company is a Delaware corporation with its principal executive offices located at 21340 Hayes Avenue, Lakeville, Minnesota 55044-0430. According to the Company's annual report on Form 10-K for the fiscal year ended May 31, 1997 (the "Company 10-K"), the Company manufactures and markets private label, or store brand grocery products, as well as value priced branded food grocery products. Most of the

Company's products are targeted toward consumers who demand "value pricing," the combination of high quality with low prices. In the store brand market, the Company produces value-priced products for sales under customers' store names. The Company's customers include virtually all of the major U.S. grocery retailers and wholesalers. At November 30, 1997, the Company had consolidated total assets of $58.8 million and consolidated stockholders' equity of $41.7 million.

     Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries as of and for the fiscal years ended May 31, 1995, 1996 and 1997 and for the six months ended November 30, 1996 and 1997. Such financial information has been taken from the Company 10-K and from the Company's Quarterly Report on Form 10-Q for the quarter ended November 30, 1997, both filed with the Commission pursuant to the Exchange Act. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                                 GRIST MILL CO.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

CONSOLIDATED STATEMENT OF OPERATIONS DATA:

                                                SIX MONTHS ENDED
                                                  NOVEMBER 30,           YEAR ENDED MAY 31,
                                                -----------------   ----------------------------
                                                 1997      1996       1997      1996      1995
                                                -------   -------   --------   -------   -------
                                                   (UNAUDITED)
Net sales.....................................  $54,716   $55,026   $108,484   $98,429   $78,916
Cost of products sold.........................   39,478    42,916     82,038    74,437    56,632
                                                -------   -------   --------   -------   -------
  Gross profit................................   15,238    12,110     26,446    23,992    22,284
Selling and delivery expenses.................    8,549     8,143     17,294    13,723     9,899
General, administrative and product
  development expenses........................    2,249     2,158      4,426     4,645     4,836
                                                -------   -------   --------   -------   -------
  Operating profit............................    4,440     1,809      4,726     5,624     7,549
Interest expense..............................      232       128       (282)     (418)     (638)
Interest income...............................     (111)      (22)        95       116       219
                                                -------   -------   --------   -------   -------
  Earnings before income taxes................    4,319     1,703      4,539     5,322     7,130
Income tax expense............................    1,614       631      1,706     1,931     2,567
                                                -------   -------   --------   -------   -------
  Net earnings................................  $ 2,705   $ 1,072   $  2,833   $ 3,391   $ 4,563
                                                =======   =======   ========   =======   =======
Earnings per common and common equivalent
  share.......................................  $   .39   $   .16   $   0.42   $  0.49   $  0.66
                                                -------   -------   --------   -------   -------
Weighted average common shares outstanding....       --        --      6,775     6,869     6,907
                                                -------   -------   --------   -------   -------

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION:

                                                                   AT           AT MAY 31,
                                                              NOVEMBER 30,   -----------------
                                                                  1997        1997      1996
                                                              ------------   -------   -------
                                                              (UNAUDITED)
Total current assets........................................    $26,865      $24,569   $22,083
Total assets................................................     58,829       55,954    50,186
Current maturities of long-term debt........................        207          200       793
Total current liabilities...................................     10,145       11,373    11,305
Long-term debt..............................................      5,571        5,700     2,371
Deferred income taxes.......................................      1,409        1,391     1,143
Total stockholders' equity..................................     41,704       37,490    35,367

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act. In accordance therewith, the Company files periodic reports, proxy statements and other information with the Commission under the Exchange Act relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected and copied at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained upon payment of the Commission's prescribed fees by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements regarding registrants, such as the Company, that file electronically with the Commission. The shares of Common Stock are traded on Nasdaq and certain reports, proxy statements and other information concerning the Company also can be inspected at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.

     A copy of this Offer to Purchase and certain of the agreements referred to herein are attached as exhibits to the Tender Offer Statement on Schedule 14D-1 and Statement on Schedule 13D, dated March 17, 1998 (the "Schedule 14D-1"), which has been filed with the Commission by (i) Purchaser, (ii) Parent, (iii) IHF, (iv) Hicks, Muse, Tate & Furst Equity Fund III, L.P. (the "Fund"), (v) HM3/GP Partners, L.P., the general partner of the Fund ("HM3"), (vi) Hicks, Muse GP Partners III, L.P., the general partner of HM3 ("HM GP"), (vii) Hicks, Muse Fund III, Incorporated, the general partner of HM GP (the "Fund, Inc."), and
(viii) Thomas O. Hicks, the controlling person of the Fund, Inc. and the Chief Executive Officer and Chairman of the Board of the Fund, Inc. The Schedule 14D-1 and the exhibits thereto, along with such documents as may be filed by Purchaser, Parent and IHF and such other parties with the Commission, may be examined and copied from the offices of the Commission in the manner set forth above.

     Projections. To the knowledge of Purchaser, Parent and IHF, the Company does not as a matter of course make public forecasts as to its future economic performance. However, in connection with IHF's due diligence investigation of the Company, the Company provided IHF with estimates of net sales and net earnings for the year ending on May 31, 1998 of $106.2 million and $5.4 million, respectively. Such estimates were part of a budget presented to and approved by the Board. Such estimates are hereinafter collectively referred to as the "Projections."

     THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION REGARDING PROJECTIONS, NOR WERE THEY PREPARED IN ACCORDANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS FOR PREPARATION AND PRESENTATION OF FINANCIAL PROJECTIONS. THE PROJECTIONS DO NOT PURPORT TO PRESENT OPERATIONS IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND HAVE NOT BEEN AUDITED, COMPILED OR OTHERWISE EXAMINED BY INDEPENDENT ACCOUNTANTS. THE PROJECTIONS ARE INCLUDED HEREIN ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO PURCHASER, PARENT AND IHF IN CONNECTION WITH THEIR DUE DILIGENCE INVESTIGATION OF THE COMPANY. THESE FORWARD LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO

DIFFER MATERIALLY FROM THE PROJECTIONS. THE PROJECTIONS REFLECT NUMEROUS ASSUMPTIONS, ALL MADE BY MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY PURCHASER, PARENT OR IHF. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE TO BE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS.

     IN LIGHT OF THE UNCERTAINTIES DESCRIBED ABOVE AND THE UNCERTAINTIES INHERENT IN PROJECTIONS OF ANY KIND, THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF PURCHASER, PARENT, IHF, THE COMPANY OR THEIR RESPECTIVE FINANCIAL ADVISORS CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF PURCHASER, PARENT, IHF, THE COMPANY AND THEIR RESPECTIVE FINANCIAL ADVISORS ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE PROJECTIONS. NONE OF PURCHASER, PARENT, IHF, THE COMPANY OR ANY OF THEIR FINANCIAL ADVISORS HAS MADE, OR MAKES, ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR.

9. CERTAIN INFORMATION CONCERNING PURCHASER, PARENT AND IHF

     Purchaser and Parent. Purchaser, a Delaware corporation and a direct wholly owned subsidiary of Parent and an indirect wholly owned subsidiary of IHF, and Parent, a Delaware corporation and a direct wholly owned subsidiary of IHF, were recently organized by IHF for the purpose of effecting the Offer and the Merger. Neither Parent nor Purchaser has engaged in any activities except in connection with its formation and capitalization and the transactions contemplated by the Offer and the Merger. The principal executive offices of Purchaser and Parent are located at 1633 Littleton Road, Parsippany, New Jersey 07054 (telephone:(973) 359-9920).

     Pursuant to the terms of the Merger Agreement, at the Effective Time, Purchaser will be merged with and into the Company, with the Company continuing as the Surviving Corporation.

     IHF. IHF is a leading North American manufacturer and marketer of a diversified, well-established portfolio of shelf-stable food products with popular brand names, including Chef Boyardee(R) prepared foods, Bumble Bee(R) and Orleans(R) canned seafood, PAM(R) cooking spray, Polaner fruit spreads and spices, Gulden's(R) mustard, Crunch 'n Munch(R) glazed popcorn, Campfire(R) marshmallows and crisped rice bars, Rotel(R) tomatoes with green chilies, Dennison's(R) chili and Ranch Style(R) and Luck's(R) beans. In the United States, 11 of IHF's 14 principal branded product lines command the number one position in their defined markets. Many of IHF's brands also command leading market positions in Canada, Mexico and Puerto Rico. IHF's portfolio of leading brands provides IHF with a strong presence in the United States as well as an attractive platform for continued international expansion. IHF's brand name business is complemented by growing food service and private label businesses and sales to the U.S. military.

     In November 1996, IHF was the subject of a leveraged recapitalization pursuant to which affiliates of HMTF Operating, Inc., formerly known as Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse"), and C. Dean Metropoulos, IHF's Chairman and Chief Executive Officer, acquired control of IHF from American Home Products Corporation. Approximately 56% of the outstanding common stock of IHF is beneficially owned or controlled by the Fund, Inc., and principals of the Fund, Inc., directly or indirectly through an investment partnership sponsored by Hicks, Muse. The general partner of the Fund is HM3, the general partner of HM3 is HM GP and the general partner of HM GP is the Fund, Inc. Thomas O. Hicks is a controlling person of the Fund, Inc. and the Chief Executive Officer and Chairman of the Board of the Fund, Inc. Each of the Fund, HM3, HM GP, the Fund, Inc. and Thomas O. Hicks disclaims that it is a "bidder" for purposes of the Offer. The principal executive offices of IHF are located at 1633 Littleton Road, Parsippany, New Jersey 07054 (telephone: (973) 359-9920).

     Set forth below is certain selected consolidated financial information with respect to IHF and its subsidiaries as of and for the fiscal years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1996 and 1997. Such financial information has been taken from the periodic reports and other documents filed by IHF with the Commission pursuant to the Exchange Act. More comprehensive financial information is included in such reports and other documents filed by IHF with the Commission and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the Commission and the New York Stock Exchange in the manner set forth below.

                         INTERNATIONAL HOME FOODS, INC.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                 (IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

CONSOLIDATED STATEMENT OF OPERATIONS DATA:

                                                NINE MONTHS ENDED
                                                  SEPTEMBER 30,        YEAR ENDED DECEMBER 31,
                                               -------------------   ----------------------------
                                                  1997       1996       1996       1995     1994
                                               ----------   ------   ----------   ------   ------
                                                   (UNAUDITED)
Net sales....................................  $    843.9   $704.1   $    942.8   $818.9   $997.3
Cost of goods sold...........................       412.9    333.9        444.9    398.2    463.1
                                               ----------   ------   ----------   ------   ------
  Gross profit...............................       431.0    370.2        497.9    420.7    534.2
Marketing expenses:
  Advertising................................        45.9     43.0         58.6     42.4     32.8
  Consumer promotion.........................        15.0     13.3         17.5     23.5     25.5
  Trade promotion............................       106.6     74.6        101.0    102.0    127.6
  Other......................................        10.9      9.3         14.4     18.5     14.9
                                               ----------   ------   ----------   ------   ------
          Total marketing expenses...........       178.4    140.2        191.5    186.4    200.8
Other operating expenses:
  Selling....................................        34.0     33.6         46.3     45.9     52.3
  Storage, packing and shipping..............        44.0     41.2         55.2     55.3     63.4
  Administrative.............................        20.1     14.2         19.7     23.6     23.2
  General and other..........................        21.8     21.3         32.0     40.9     35.3
  Stock option compensation(1)...............        44.8       --           --       --       --
                                               ----------   ------   ----------   ------   ------
          Total other operating expenses.....       164.7    110.3        153.2    165.7    174.2
                                               ----------   ------   ----------   ------   ------
Operating profit.............................        87.9    119.7        153.2     68.6    159.2
Interest expense.............................        79.2       --         17.1       --       --
Interest income and other, net...............         1.6       --          0.2       --       --
Provision for income taxes...................         4.2     45.5         53.3     29.4     63.3
                                               ----------   ------   ----------   ------   ------
Net income...................................  $      6.1   $ 74.2   $     83.0   $ 39.2   $ 95.9
                                               ==========   ======   ==========   ======   ======
Income per common share......................  $     0.10            $     1.34
Weighted average number of shares
  outstanding................................  63,347,912            61,922,990

---------------

(1) Represents a non-cash compensation expense associated with stock options granted to IHF's senior management and other employees.

BALANCE SHEET DATA:

                                                                                YEAR ENDED
                                                             AT                DECEMBER 31,
                                                        SEPTEMBER 30,   --------------------------
                                                            1997          1996      1995     1994
                                                        -------------   --------   ------   ------
                                                         (UNAUDITED)
Inventories...........................................    $  200.3      $  129.2   $139.9   $148.0
Working capital (excluding current portion of
  long-term debt).....................................       181.1         107.6    120.6    197.1
Property, plant and equipment, net....................       200.9         186.0    176.8    169.7
Total assets..........................................     1,181.8         968.3    463.6    540.5
Long-term debt (including current portion)............     1,191.5       1,070.0       --       --
Stockholders' equity (deficit)........................      (213.4)       (264.2)   385.0    467.1

     On March 6, 1998, IHF reported its financial results for the three and twelve months ended December 31, 1997. Excluding a non-cash stock option compensation charge of $1.6 million, income from operations for the fourth quarter ended December 31, 1997 was $67.4 million. For the twelve months ended December 31, 1997, income from operations before the stock option compensation charge was $190.1 million. Net income for the fourth quarter ended December 31, 1997 (which includes a stock option compensation charge and extraordinary loss on refinancing IHF's bank debt) was $6.8 million ($0.08 per share on a diluted basis). Net income for the year ended December 31, 1997 was $12.8 million ($0.18 per share on a diluted basis). Excluding the after-tax effect of the non-cash stock option compensation charge and the extraordinary item, net income for the quarter ended December 31, 1997, was $19.1 million, or $0.25 per share, and $52.2 million, or $0.79 per share, for the 12 months ended December 31, 1997. The $46.4 million stock option compensation charge taken in the second half of 1997 relates primarily to indexed stock options granted to senior management and other employees having exercise prices below the estimated fair market value of IHF's common stock. The $11.4 million extraordinary item represents the non-cash charge related to the write-off of deferred financing costs resulting from the refinancing of IHF's bank debt subsequent to the IHF's initial public offering that was completed in November 1997. IHF reported net sales of $378.5 million for the 1997 fourth quarter. Excluding acquisitions, IHF's fourth-quarter 1997 sales were $250.0 million.

     IHF is subject to the informational filing requirements of the Exchange Act. In accordance therewith, IHF files periodic reports, proxy statements and other information with the Commission under the Exchange Act relating to its business, financial condition and other matters. IHF is required to disclose in such proxy statements certain information, as of particular dates, concerning IHF's directors and officers, their remuneration, stock options granted to them, the principal holders of IHF's securities and any material interest of such persons in transactions with IHF. Such reports, proxy statements and other information may be inspected and copied in the same manner as set forth for the Company in Section 8. IHF's common stock is listed on the New York Exchange ("NYSE") and certain reports, proxy statements and other information concerning IHF also can be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

     The name, business address, present principal occupation or employment, five-year employment history and citizenship of each general partner, director and executive officer of Purchaser, Parent, IHF, the Fund, HM3, HM GP, the Fund, Inc. and Thomas O. Hicks are set forth on Schedule I.

     Except as set forth in this Offer to Purchase, none of Purchaser, Parent, IHF, the Fund, HM3, HM GP, the Fund, Inc. or Thomas O. Hicks, or, to their knowledge any of the persons listed in Schedule I or any associate or majority owned subsidiary of any such persons, beneficially owns or has a right to acquire any equity security of the Company. Except as set forth in this Offer to Purchase, none of Purchaser, Parent, IHF, the Fund, HM3, HM GP, the Fund, Inc., Thomas O. Hicks, or, to their knowledge, any of their respective directors, executive officers or subsidiaries, has effected any transaction in any equity security of the Company during the past 60 days.

     Except as set forth in this Offer to Purchase, (i) none of Purchaser, Parent, IHF, the Fund, HM3, HM GP, the Fund, Inc., Thomas O. Hicks, or, to their knowledge, any of the persons listed in Schedule I, has any contract, arrangement, understanding or relationship (whether or not legally enforceable) with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies; (ii) there have been no contacts, negotiations or transactions between Purchaser, Parent, IHF, the Fund, HM3, HM GP, the Fund, Inc. or Thomas O. Hicks, or any of their respective subsidiaries or, to their knowledge any of the persons listed on Schedule I on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission.

10. SOURCE AND AMOUNT OF FUNDS

     Purchaser estimates that the total amount of funds required by Purchaser to
(i) finance the Offer and the Merger, (ii) pay amounts due under the Employment and Noncompetition Agreement (as defined in Section 12) and (iii) pay fees and expenses incurred in connection with the Offer and the Merger will be approximately $109 million. Purchaser intends to obtain all funds required to consummate the transactions contemplated by the Merger Agreement, including the Offer and the Merger, through capital consolidations provided by IHF from borrowings under the Credit Agreement, dated as of November 1, 1996, as amended and restated as of November 21, 1997, among IHF, the several banks and other financial institutions or entities from time to time parties thereto, Morgan Stanley Senior Fundings, Inc., as documentation agent, Bankers Trust Company, as syndication agent, and The Chase Manhattan Bank, as administrative agent (the "Financing Facility"). On February 18, 1998, IHF obtained the waiver (the "Waiver") of the lenders to certain provisions of the Financing Facility, which would prohibit IHF's ability to make the Offer and consummate the Merger.

     It is a condition to the obligations of Purchaser to consummate the Offer that Parent, through IHF, shall have received the debt financing necessary for consummation of the Offer. If such condition is not satisfied and the Merger Agreement is terminated as a result thereof, IHF, Parent and Purchaser shall, jointly and severally, be obligated to pay to the Company a fee in the amount of $3,362,711, plus expenses not to exceed $250,000. As of the date of the Merger Agreement, there is sufficient capacity under the Financing Facility to fund the Offer Consideration and the Merger Consideration. As of the date of the Merger Agreement, none of Purchaser, Parent or IHF is aware of any facts or circumstances that form a reasonable basis for Purchaser, Parent or IHF to believe that IHF will not be able to obtain the funds needed to consummate the transactions contemplated by the Merger Agreement under the Financing Facility.

     The following is a summary of the principal terms of the Financing Facility and the Waiver. This summary is qualified in its entirety by reference to the Financing Facility and the Waiver, a copy of each of which has been filed as an exhibit to the Schedule 14D-1 in connection with the Offer.

     The Financing Facility consists of (a) a Tranche A Senior Secured Term Loan Facility providing for term loans to IHF in a principal amount of $420 million (the "Tranche A Term Facility"); (b) a Tranche B Senior Secured Term Loan Facility providing for term loans to IHF in a principal amount of $150 million (the "Tranche B Term Facility" and collectively with the Tranche A Term Facility, the "Term Facilities"); and (c) a Senior Secured Revolving Credit Facility providing for revolving loans to IHF and the issuance of letters of credit for the account of IHF in an aggregate principal and stated amount at any time not to exceed $200 million (of which not more than $30.0 million may be represented by Letters of Credit) (the "Revolving Facility").

     Amounts repaid or prepaid under any Term Facility may not be reborrowed. Loans under the Revolving Facility are available until the earlier of (a) May 31, 2004 (the "Scheduled Revolving Credit Termination Date") and (b) the date on which the loans under the Tranche A Term Facility mature or are repaid in full (the "Revolving Credit Termination Date"). Letters of Credit under the Revolving Facility are available at any time prior to the Revolving Credit Termination Date. No Letter of Credit shall have an expiration date after the earlier of (a) one year from the date of its issuance and (b) five business days before the Scheduled Revolving Credit Termination Date. Letters of Credit may be renewed for one-year periods, provided that no Letter of Credit shall extend beyond the time specified in clause (b) of the previous sentence.

     Loans under the Tranche A Term Facility amortize in thirteen semi-annual installments commencing March 31, 1998 in the following amounts: (a) $13.5 million for the first and second installments, (b) $20.0 million for the third and fourth installments, (c) $28.5 million for the fifth and sixth installments,
(d) $36.5 million for the seventh and eighth installments, (e) $41.0 million for the ninth and tenth installments, (f) $45.5 million for the eleventh and twelfth installments, and (g) $50.0 million for the thirteenth installment. Loans made under the Tranche B Term Facility amortize in sixteen semi-annual installments commencing March 31, 1998 in the following amounts: (a) $200,000 for the first thirteen installments, (b) $20.0 million for the fourteenth installment, and (c) $63.7 million for the fifteenth and final installment (the final installment being due one month after the semi-annual date).

     IHF is required to make mandatory prepayments of loans, and revolving credit commitments will be mandatorily reduced in amounts, at times and subject to certain exceptions (a) in respect of 75%, 50%, 25% or 0% of consolidated excess cash flow of IHF starting with fiscal year 1998 based upon the achievement of certain performance targets, (b) subject to certain reinvestment options, in respect of 100% of the net proceeds of dispositions of assets (excluding proceeds from related dispositions not exceeding $2,000,000 but not excluding more than $5,000,000 of proceeds in any fiscal year), (c) in respect of 100% of the net proceeds of the incurrence of certain indebtedness by IHF or any of its subsidiaries, (d) subject to certain reinvestment options, in respect of 100% of the net proceeds of any casualty or condemnation event, and (e) in respect of 50% of the net proceeds of certain issuances of capital stock (subject to elimination based upon the achievement of certain performance targets). At IHF's option, loans may be prepaid, and revolving credit commitments may be permanently reduced, in whole or in part at any time in certain minimum amounts. Prepayments of the Term Facilities shall be applied to the loans under the Tranche A Term Facility and the Tranche B Term Facility ratably and to the installments thereof ratably in accordance with the then remaining number of installments and may not be reborrowed, provided that the first $40.0 million of optional prepayments of the term loans may be applied to such installments as IHF may elect (other than the first thirteen installments in respect of the loans under the Tranche B Term Facility).

     The obligations of IHF under the Financing Facility are unconditionally and irrevocably guaranteed by each of IHF's direct or indirect domestic subsidiaries (collectively, the "Guarantors"). In addition, the Financing Facility is secured by first priority or equivalent security interests in (i) all the capital stock of, or other equity interests in, each direct or indirect domestic subsidiary of IHF and 65% of the capital stock of, or other equity interests in, each direct foreign subsidiary of IHF, or any of its domestic subsidiaries and (ii) all tangible and intangible assets (including, without limitation, intellectual property and owned real property) of IHF and the Guarantors (subject to certain exceptions and qualifications). Pursuant to the Waiver, the Shares shall not be required to be pledged to secure the Financing Facility until after the consummation of the Merger.

     The interest rates per annum applicable to the Financing Facility will be, at the Company's option, either (i) the Eurodollar Rate (as defined in the Financing Facility) plus the Applicable Margin (as defined herein) or (ii) the ABR (as defined in the Financing Facility) plus the Applicable Margin. The Applicable Margin may be adjusted up or down based upon the achievement of certain performance targets, with the first adjustment being determined and becoming effective not later than 95 days after December 31, 1997. The initial Applicable Margin with respect to (a) the Tranche A Term Facility and the Revolving Facility is 0.50% with respect to ABR Loans and 1.50% with respect to Eurodollar Loans, and (b) the Tranche B Term Facility 0.75% with respect to ABR Loans and 1.75% with respect to Eurodollar Loans.

     IHF will pay a commission on the face amount of all outstanding letters of credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility minus the Fronting Fee (as defined). A fronting fee equal to 1/4% per annum on the face amount of each Letter of Credit (the "Fronting Fee") shall be payable quarterly in arrears to the issuing lender for its own account. Initially IHF will also pay a per annum fee equal to 3/8 of 1% on the undrawn portion of the commitments in respect of the Revolving Facility, subject to adjustment.

     The Financing Facility also contains a number of significant covenants that, among other things, restrict the ability of IHF to dispose of assets, incur additional indebtedness, repay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, make investments or acquisitions, engage in mergers or \consolidations, make capital expenditures, or engage in certain transactions with affiliates, amend the indenture related to IHF's 10 3/8% Senior Subordinated Notes due 2006 and otherwise restrict corporate activities. In addition, under the Financing Facility, IHF is required to comply with specified minimum interest coverage, maximum leverage and minimum fixed charge coverage ratios.

     IHF has obtained the waiver of the lenders to certain provisions of the Financing Facility which would prohibit IHF's ability to make the Offer and consummate the Merger. The Waiver provides that: (a) the proceeds of the Financing Facility may be used to purchase the Shares which are classified as "margin securities" under the rules of the Federal Reserve Board, (b) until the consummation of the Merger, the Shares shall not be required to be pledged to secure the Financing Facility; (c) the Offer may be consummated notwithstanding that IHF may not own at least 80% of the capital stock of the Company until the consummation of the Merger. Notwithstanding the foregoing, the Waiver expressly provides that it shall be an Event of Default under the Financing Facility if
(i) after the consummation of the Offer IHF does not own at least a majority of the Shares; (ii) both at the time of the consummation of the Offer and at the time of the Merger, IHF does not have least $20,000,000 of availability under the Revolving Facility; (iii) so long as the Shares constitute "margin securities", the Shares at any time represent more than 25% of the aggregate value (determined in accordance with Regulation U of the Federal Reserve Board) of the collateral subject to the negative covenants under the Financing Facility; (iv) the Merger is not consummated; and (v) concurrently with the Merger (1) the Shares do not cease to be "margin securities" and (2) the Company does not become either a direct or indirect wholly owned subsidiary of IHF.

     Purchaser, Parent and IHF anticipate that indebtedness incurred through borrowings under the Financing Facility in connection with the transactions contemplated by the Merger Agreement, including the Offer and Merger, will be repaid from a variety of sources, which may include, but may not be limited to, funds generated internally by IHF and its subsidiaries (including, following the Merger, funds generated by the Surviving Corporation), bank financing, and the public or private sale of debt or equity securities. No decision has been made concerning the methods IHF will employ to repay such indebtedness. Such decision will be made based on Purchaser, Parent and IHF's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions and such other factors as IHF may deem appropriate.

11. BACKGROUND OF THE OFFER

     Set forth below is a description of the background of the Offer, including a brief description of the material contacts between IHF and its affiliates and the Company and its affiliates regarding the transactions described herein.

     On or about January 15, 1998, Lou Pellicano, Senior Vice President of IHF, telephoned Glen S. Bolander, the Company's Chief Executive Officer and President and a Director, to discuss IHF's interest in acquiring the Company. Mr. Bolander advised Mr. Pellicano that the Company was not for sale, but that the Company's Board of Directors would be willing to listen to IHF's proposal.

     On January 19, 1998, Mr. Pellicano met with Mr. Bolander at the Company's offices to further discuss IHF's interest in the Company. At that time Mr. Pellicano requested that the Company provide IHF with information that would assist IHF in determining the value of the Company.

     In response to Mr. Pellicano's request, and as an initial position for any ensuing price discussions that might occur, Mr. Bolander and Daniel J. Kinsella, Vice President and Chief Financial Officer of the Company, prepared an analysis of the Company, and Mr. Bolander provided Mr. Pellicano with such information.

     Following IHF's review of the analysis furnished by Mr. Bolander, Mr. Pellicano orally informed Mr. Bolander that, based upon IHF's evaluation of the Company, IHF was prepared to explore a transaction with the Company at a price range of $13.00 to $15.00 per Share.

     During the last week of January 1998, Mr. Bolander and Mr. Pellicano continued to discuss the various possible economic terms of a transaction. Mr. Bolander indicated that, based upon previous discussions with the Company's Board of Directors relating to prior inquiries regarding the acquisition of the Company, he would not present a potential transaction to the Company's Board of Directors at a price less than $15.00 per Share. Mr. Pellicano responded with a price of $14.00 per Share. After further discussion between Mr. Bolander and Mr. Pellicano, Mr. Pellicano orally informed Mr. Bolander that, subject to due diligence, IHF was prepared to offer between $14.50 and $15.00 per Share with the per Share price being in part dependent upon the trading price of the Shares.

     At a special meeting of the Company's Board of Directors held on January 29, 1998, Mr. Bolander formally presented to the Board IHF's interest in acquiring the Company. At that time, Mr. Bolander advised the Board that, subject to its due diligence review of the Company, IHF was prepared to make an all-cash offer for 100% of the outstanding Shares at a price range of $14.50 to $15.00 per Share being in part dependent upon the trading price of the Shares. The Board expressed interest in continuing discussions with IHF regarding the potential acquisition of the Company. After consultation with the Company's legal counsel, the Board decided to establish an independent committee to represent the Company in its further discussion with IHF. Roger L. Weston, a director of the Company, and Charles H. Perlman, a director of the Company and partner with the Company's regular outside counsel, were appointed as members of the independent committee. In connection with Mr. Weston's appointment to the independent committee, the Company's Board authorized the Company to pay Mr. Weston a fee of $75,000 for his participation on the independent committee. The Board of Directors also engaged special Delaware legal counsel to advise the Company's Board regarding issues of Delaware law.

     The independent committee decided to retain an investment banking firm to assist the independent committee and to render a fairness opinion to the Board of Directors should an agreement be reached with IHF. The independent committee informed the Board that the receipt of a fairness opinion from a qualified investment banking firm would be a condition to the independent committee's recommendation of a transaction and should be a condition of the Board's approval of a transaction. In addition, the independent committee authorized Mr. Bolander to continue his discussions with Mr. Pellicano and instructed Mr. Bolander to keep the independent committee informed as to the status and nature of all such discussions.

     During the January 29 meeting the Board discussed whether to seek other potential buyers for the Company. The Board had received indications of interest regarding the acquisition of the Company from two potential buyers over the past 20 months, in each case at prices significantly lower than the IHF price range. Mr. Bolander advised the Board that it was clear to him from his discussions with Mr. Pellicano that IHF would likely not be interested in continuing negotiations with the Company if the Company sought other prospective buyers. The Board expressed the view that, under those circumstances, actively seeking other bidders for the Company would not be prudent or necessary because: (i) IHF's offer was at a significant premium to the current market price of the Company's shares, which premium could be lost if IHF refused to continue negotiations after the Company sought other bidders; (ii) the Company would be exposed to the market during the course of the pendency of any offer commenced by, or any agreement entered into with, IHF; and (iii) the transaction could be structured so that the Company would be permitted to accept any unsolicited higher offer received prior to the closing of a transaction with IHF. Also, the Board determined that any transaction would be preconditioned on the receipt of a fairness opinion from a well respected investment banking firm.

     On February 2, 1998, IHF and the Company entered into a confidentiality agreement covering information furnished by the Company to IHF and its advisors in connection with their evaluation of a possible transaction with the Company.

     On February 9, 1998, IHF and the Company entered into a confidentiality agreement covering information furnished by IHF to the Company and its advisors.

     During the first week of February 1998, IHF conducted due diligence on the Company. During such time period, Mr. Pellicano and Mr. Bolander continued to negotiate the various terms of a possible transaction, with the independent committee providing Mr. Bolander guidance with regard to various aspects of the negotia-tions. As a result of such negotiations, Mr. Pellicano orally conveyed to Mr. Bolander IHF's preliminary proposal to acquire 100% of the Shares at a per Share cash price of $14.75.

     On February 13, 1998, the Company's Board of Directors held a telephonic meeting to consider IHF's proposal. At that time the independent committee recommended to the Board that the independent committee, with Mr. Bolander's assistance, continue to pursue negotiations with IHF. The Board instructed Mr. Bolander and the independent committee to continue to negotiate and pursue the potential sale of the Company to IHF. Also on that date the independent committee interviewed potential investment banking firms.

     During the following week, Mr. Bolander conducted business due diligence with respect to IHF.

     On February 18, 1998, IHF submitted to the Company drafts of the Merger Agreement and the Stockholder Agreement.

     On February 19, 1998, Mr. Bolander met with C. Dean Metropoulos, the Chairman of the Board of IHF.

     On February 26, 1998, counsel for the Company delivered comments on the drafts of the Merger Agreement and the Stockholder Agreement to counsel for IHF and raised several open issues regarding the proposed transaction.

     On February 26, 1998, the independent committee and the Company's Board of Directors met telephonically and approved the retention of ABN AMRO to provide financial advisory and investment banking services in connection with the Offer and the Merger. On February 26, 1998, the Company entered into an agreement with ABN AMRO (dated as of February 23, 1998), paid ABN AMRO a retainer fee of $50,000 and agreed to pay ABN AMRO an additional $200,000 upon the delivery by ABN AMRO of an opinion regarding the fairness, from a financial point of view, of any proposed transaction with IHF.

     From February 27, 1998 through March 10, 1998, counsel for IHF and the Company exchanged comments on successive drafts of the Merger Agreement and Stockholder Agreement and counsel for IHF and the Company continued to engage in extensive negotiations concerning various open issues. The Company also requested IHF to enter into the Standstill Agreement.

     On March 4, 1998, ABN AMRO delivered its presentation book regarding the transaction with IHF to the independent committee and the Company's Board of Directors, and the Company's Board of Directors received copies of the latest drafts of the Transaction Documents.

     On March 5, 1998, the Company's Board and the independent committee conducted a telephonic meeting. ABN AMRO made a presentation to the Company and discussed with the independent committee and the Company's Board of Directors its presentation book regarding IHF's then-proposed per Share consideration of $14.75. The Company's legal counsel reviewed with the Board the proposed terms of the Transaction Documents and the Standstill Agreement in detail. Mr. Bolander discussed in detail the terms of his proposed Employment and Non-Competition Agreement with IHF. The Board also discussed various open issues in the negotiations and instructed Mr. Perlman to negotiate further with IHF regarding such issues. Following the meeting the negotiation of the open issues continued.

     On March 6, 1998, the Company's Board of Directors and the independent committee met again telephonically to discuss the status of the proposed transaction. Mr. Bolander reported that, based upon its further due diligence and its concerns over certain business issues, IHF had lowered its proposal to $14.50 per Share. The Board of Directors determined that Mr. Bolander should continue negotiations with IHF to determine whether a price higher than $14.50 per Share could be obtained. The independent committee requested that ABN AMRO conduct an analysis of IHF's proposal of $14.50 per Share and prepare a presentation for the Company's Board and the independent committee.

     Following the March 6 Board meeting, negotiations between representatives of IHF and the Company continued regarding price and other open issues.

     On March 9, 1998, ABN AMRO provided the independent committee and the Board with a revised presentation book analyzing the transaction at a price of $14.50 per Share. The Company's Board of Directors reconvened telephonically and Mr. Bolander reported on the negotiations that had taken place over the prior two days. During such meeting ABN AMRO indicated that it was in a position to render a fairness opinion to the independent committee and the Company's Board of Directors based on a price of $14.50 per Share. Mr. Bolander was authorized by the independent committee and the Board to continue discussions with Mr. Pellicano regarding the open issues.

     Following the March 9 Board meeting, in a telephone conversation held on March 9, 1998 between Mr. Bolander and Mr. Pellicano, Mr. Pellicano indicated that IHF's offer of $14.50 per Share was firm and non-negotiable.

     On March 10, 1998, the Company's Board of Directors reconvened telephonically. Mr. Perlman advised the Board of Directors of the status of the negotiations with IHF and the status of the Transaction Documents and the Standstill Agreement. ABN AMRO reviewed with the Board its revised presentation book based upon a transaction price of $14.50 per Share. ABN AMRO provided orally its opinion to the Board that the $14.50 per Share consideration to be received by the stockholders of the Company pursuant to the Merger Agreement is fair to such stockholders from a financial point of view. Based upon this oral opinion and the Board's discussion, the independent committee recommended the approval of the proposed transactions with IHF at $14.50 per Share. After further discussion, the Board unanimously approved in the following order the following matters: (i) an amendment to the Rights Agreement, permitting the Offer and Merger to proceed without triggering the provisions of the Rights Agreement, (ii) the Merger Agreement, the Stockholder Agreement, the Standstill Agreement and the transactions contemplated thereby, including the Offer and the Merger each at $14.50 per Share, and (iii) certain amendments to the Company's bylaws required to be effected pursuant to the terms of the Merger Agreement. In addition, the Company's Board of Directors recommended that the Company's stockholders tender their shares pursuant to the Offer and, if applicable, adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.

     On March 10, 1998, following the Board meeting, the Merger Agreement and the other Transaction Documents were executed by all the parties thereto.

     On March 11, 1998, ABN AMRO delivered its written fairness opinion to the Company's Board of Directors, confirming its oral opinion of March 10.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; MERGER AGREEMENT; OTHER AGREEMENTS; OTHER MATTERS

PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY

     The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all shares of Common Stock not beneficially owned by Purchaser following consummation of the Offer. Upon the consummation of the Merger, the Company will become a direct wholly owned subsidiary of Parent and an indirect wholly owned subsidiary of IHF.

     The DGCL requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the Board of Directors of the Company and generally by the holders of a majority of the Company's outstanding voting securities entitled to vote thereon. The Board of Directors of the Company has approved the Transaction Documents and the transactions contemplated thereby, including the Offer and the Merger; consequently, the only additional action of the Company that may be necessary to effect the Merger is adoption of the Merger Agreement by the Stockholders if the "short-form" merger procedure described below is not available.

     IHF intends, from time to time after the consummation of the Offer and the Merger, to evaluate the business and operations of the Company and will take such actions as it deems appropriate under the circumstances then existing. IHF intends to seek additional information about the Company during the pendency of the Offer. Thereafter, IHF intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to maximizing the Company's potential in conjunction with IHF's businesses.

     Except as indicated in this Offer to Purchase, neither Purchaser, Parent nor IHF has any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business. See below in this Section 12 for a description of certain changes which are to be made in the composition of the Board of Directors of the Company pursuant to the terms of the Merger Agreement.

THE MERGER AGREEMENT

     The following is a summary of the material terms of the Merger Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined, and copies thereof may be obtained, as set forth in Section 8 above.

     The Offer. The Merger Agreement provides for the commencement of the Offer, in connection with which Purchaser and Parent have expressly reserved the right to amend or modify the terms of the Offer at any time prior to acceptance of Shares for payment pursuant to the Offer; except that, without the prior written consent of the Company (which consent may be withheld in the Company's sole discretion), Purchaser shall not (and Parent shall cause Purchaser not to) (i) decrease the Offer Consideration, change the form of the Offer Consideration or decrease the number of Shares sought pursuant to the Offer; (ii) amend or waive the Minimum Condition; (iii) extend the expiration date of the Offer which shall initially be not less than 20 business days after the date the Offer is commenced; provided, however, that, Purchaser may extend the expiration date of the Offer: (A) as required by any rule, regulation or interpretation of the Commission, (B) in the event that any condition to the Offer is not satisfied as of the scheduled expiration date thereof, for such periods for up to five business days at a time (or such longer period as shall be approved by the Company) as Purchaser may reasonably deem necessary, but, except as provided in clause (C) below, in no event may the Offer be extended to a date later than the Offer Termination Date (provided that, in the event that any condition to the Offer is not satisfied as of the scheduled expiration date thereof, Purchaser shall extend the expiration date of the Offer at the request of the Company for up to five business days at a time (or such longer period as shall be mutually agreed) until the earlier of the acceptance for payment of any Shares pursuant to the Offer or 60 calendar days after the commencement of the Offer; provided that such extension shall not be required if in the reasonable judgment of Purchaser, any such condition is incapable of being satisfied prior to the expiration of such 60 calendar day period), or (C) notwithstanding the foregoing, beyond the Offer Termination Date (1) in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the Commission, and (2) for up to a period not to exceed the period which ends on the 15th business day after the date that either (w) the Company shall have publicly announced the receipt of an Acquisition Proposal (as defined in Section 12 below) in the event such announcement is made less than ten business days prior to the Offer Termination Date, (x) the Company publicly announces its reaffirmation of its approval or recommendation of the Offer following the public announcement of the receipt of any Acquisition Proposal in the event that such reaffirmation or announcement is made less than ten business days prior to the Offer Termination Date, (y) the Board of Directors of the Company shall have withdrawn or adversely modified, or taken a public position materially inconsistent with, its approval or recommendation of the Offer, the Merger or the Merger Agreement at any time within ten business days prior to the Offer Termination Date, or (z) any notice is given by the Company in accordance with its termination rights under certain circumstances following the receipt of an unsolicited written bona fide Acquisition Proposal (as described below in this Section 12) if such notice is made less than 15 business days prior to the Offer Termination Date; (iv) amend the terms of the Offer in any manner that is adverse to the holders of Shares; or (v) impose any condition to the Offer in addition to those set forth in
Section 14. Except as set forth above, Purchaser may waive any other condition to the Offer in its sole discretion. Assuming the prior satisfaction or waiver of the conditions to the Offer, Purchaser shall accept for payment, and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date. The Company will not, nor will it permit any of its Subsidiaries to, tender into the Offer any Shares beneficially owned by it.

     As used in the Merger Agreement, the word "Subsidiary", with respect to any party, means any corporation, partnership, joint venture or other organization, whether incorporated or unincorporated, of which: (i) such party or any other Subsidiary of such party is a general partner; (ii) voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation, partnership, joint venture or other organization is held by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries; or (iii) at least 50% of the equity, other securities or other interests is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries.

     Board Representation. The Merger Agreement provides that upon the purchase by Purchaser pursuant to the Offer of such number of Shares which represents a majority of the outstanding shares of Common Stock (on a fully-diluted basis), and from time to time thereafter, the parties to the Merger Agreement agree to cause to be elected to the Board of Directors of the Company such number of directors designated by Purchaser, rounded up to the next whole number (but in no event more than two less than the total number of directors on the Board of Directors of the Company, as such number may be increased as provided herein), as will give Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to the product of (i) the number of directors on the Board of Directors of the Company (giving effect to any increase in the number of directors pursuant to the Merger Agreement) and (ii) the percentage ("Board Percentage") that such number of Shares so purchased bears to the aggregate number of Shares outstanding. The Company has agreed, upon request by Purchaser and subject to applicable law, to promptly satisfy the Board Percentage by (A) increasing the size of the Board of Directors of the Company or (B) using its reasonable efforts to secure the resignations of such number of directors as is necessary to enable Purchaser's designees to be elected to the Board of Directors of the Company and to cause Purchaser's designees promptly to be so elected, provided that no such action shall be taken which would result in there being, prior to the consummation of the Merger, less than two directors of the Company who are Continuing Directors (as defined below), except to the extent that all Continuing Directors have resigned. The Company shall promptly amend, or cause to be amended, its by-laws, if necessary, to increase the size of the Board of Directors of the Company if such increase is required to satisfy the Board Percentage pursuant to the Merger Agreement. The Company has agreed to take, at Purchaser's expense and at Purchaser's request, any lawful action necessary to effect any such election, including, without limitation, mailing to the Stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder (provided that Purchaser has provided the information described in the following sentence), unless such information has previously been provided to the Stockholders in the Schedule 14D-9. Purchaser has agreed to supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The term "Continuing Director" means
(1) each member of the Board of Directors immediately prior to the acceptance for payment of Shares tendered pursuant to the Offer or (2) any director elected or appointed to fill any vacancy or newly created directorship after the date of the Merger Agreement who is (x) recommended or elected, as the case may be, by a majority of the Continuing Directors then on the Board of Directors of the Company and (y) not affiliated with, and not a designee or nominee of, Parent or Purchaser. Following the election or appointment of Purchaser's designees pursuant to the Merger Agreement and prior to the Effective Time of the Merger, the approval of a majority of the Continuing Directors shall be required to authorize any termination of the Merger Agreement by the Company, any consent or agreement by the Company to such termination, any amendment of the Merger Agreement requiring action of the Board of Directors of the Company, any extension of time for the performance of any of the obligations or other acts of IHF, Parent or Purchaser under the Merger Agreement, any waiver of compliance with any of the agreements or conditions under the Merger Agreement for the benefit of the Company or the Stockholders, and any action to seek to enforce any obligation of IHF, Parent or Purchaser under the Merger Agreement. In connection therewith, the Continuing Directors shall be authorized, on behalf of and at the expense of the Company, to retain financial and legal advisors.

     Consideration to be Paid in the Merger. The Merger Agreement provides that upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the DGCL, Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation and as a direct wholly owned subsidiary of Parent or its successor. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of Common Stock or any holder of shares of capital stock of Purchaser: (i) each share of capital stock of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and become a number of fully paid and nonassessable shares of common stock, par value $0.10 per share, of the Surviving Corporation equal to the quotient realized by dividing (A) the sum of
(1) the aggregate number of shares of Common Stock issued and outstanding immediately prior to the Effective Time, (2) the aggregate number of shares of Common Stock that are owned by and held in the treasury of the Company immediately prior to the Effective Time and (3) the aggregate number of shares of Common Stock issuable, immediately prior to the Effective Time, in respect of all then outstanding Options, by (B) the aggregate number of shares of capital stock of Purchaser issued and outstanding immediately prior to the Effective Time, (ii) each share of Common Stock and all other shares of capital stock of the Company that are owned, directly or indirectly, by the Company or any wholly owned Subsidiary of the Company, or by IHF, Parent or Purchaser or any other wholly owned Subsidiary of Parent or IHF will be canceled and retired and will cease to exist, and no consideration will be delivered or deliverable in exchange therefor, and (iii) each share of Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Common Stock owned, directly or indirectly, by the Company or any wholly owned Subsidiary of the Company, or by IHF, Parent or Purchaser or any other wholly owned Subsidiary of Parent or IHF, and Dissenting Shares) will be converted into the right to receive an amount in cash equal to the Offer Consideration, or such higher price, if any, as is paid in the Offer, payable to the holder thereof in cash, without any interest thereon, less any required withholding taxes, upon surrender and exchange of the certificate or certificates which immediately prior to the Effective Time, evidenced the outstanding shares of Common Stock, pursuant to the terms of the Merger Agreement.

     Stockholder Meeting. The Merger Agreement provides that as soon as practicable following the acceptance for payment of and payment for Shares by Purchaser in the Offer, the Company and Parent will prepare and file a proxy statement or information statement (if required by applicable law) in preliminary form relating to a meeting of the Stockholders to adopt the Merger Agreement (as may be amended from time to time, the "Proxy Statement") with the Commission. Pursuant to the Merger Agreement, the Company will use all reasonable efforts to respond to all Commission comments with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to the Stockholders at the earliest practicable date. The Merger Agreement also provides that the Company will, as soon as practicable following the acceptance for payment of and payment for Shares by Purchaser in the Offer, duly call, give notice of, convene and hold a meeting (the "Special Meeting") of its Stockholders for the purpose of adopting the Merger Agreement or, in lieu of such meeting, Parent and Purchaser, as soon as practicable following the Funding Date, shall cause the Merger Agreement to be adopted by written consent of Stockholders. At the Special Meeting (or in connection with any consent in lieu thereof), Parent shall cause all of the shares of Common Stock then owned by Parent or Purchaser to be voted in favor, or consented to, the adoption of the Merger Agreement. Notwithstanding the foregoing, in the event that Parent and Purchaser acquire in the aggregate at least 90% of the outstanding shares of Common Stock in the Offer, the parties to the Merger Agreement have agreed to take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, without a meeting of the Stockholders in accordance with the "short-form" merger provisions set forth in Section 253 of the DGCL.

     If the Minimum Condition is satisfied and Purchaser acquires less than 90% of the outstanding shares of Common Stock pursuant to the Offer, Purchaser intends to exercise one or both of the options, if then exercisable, granted by the Company, pursuant to the Merger Agreement, and by the Selling Stockholder, pursuant to the Stockholder Agreement, in order to acquire an aggregate number of shares of Common Stock in excess of 90% of the outstanding shares of Common Stock, thereby permitting Purchaser to effect the Merger pursuant to the "short-form" merger provisions of Section 253 of the DGCL.

     Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties by the Company with respect to the due organization, good standing and authority to conduct business and own, lease and operate its properties for each of the Company and its Subsidiaries; the capitalization of the Company and its Subsidiaries; the authority of the Company to enter into the Merger Agreement and the other Transaction Documents (as defined in the Merger Agreement) and to consummate the transactions contemplated thereby, subject to, if required by applicable law with respect to the consummation of the Merger, the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Common Stock ("Company Stockholder Approval"); the absence of conflict between transactions contemplated by the Transaction Documents and other agreements, documents and permits and the absence of violations of laws applicable to the Company; consents and approvals; the adequacy of filings with the Commission; the accuracy, truthfulness and adequacy of documents filed with or sent to the Commission or any other regulatory authority; the absence of violations of certain agreements, documents and permits of the Company; compliance with applicable law regarding permits; the absence of (i) any suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, the loss of which would have a Material Adverse Effect (as defined below) on the Company, (ii) any judgment, decree, unfunded settlement, conciliation agreement, letter of deficiency, award, temporary restraining order, injunction, rule or order of any governmental entity or arbitrator outstanding against the Company or any of its Subsidiaries that would have a Material Adverse Effect on the Company, and (iii) any claims and judgments pending, or to the knowledge of the Company threatened under clauses (i) and
(ii) above which would, individually or in the aggregate, have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations under any of the Transaction Documents or prevent the consummation of any of the transactions contemplated thereby; certain matters relating to taxes, including the absence of any tax-sharing agreements; the full disclosure by the Company of certain management, employment, consulting or other agreements, contracts or commitments; certain matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); the conduct of business in the ordinary course and the absence of certain material adverse changes since November 30, 1997; the absence of undisclosed material liabilities; the Company's receipt of the opinion of ABN AMRO as to the fairness, from a financial point of view, of the Offer Consideration; the stockholder vote required to adopt the Merger Agreement; certain labor matters, including the absence of material grievances or other material labor disputes; the ownership or the right to use of the Company and its Subsidiaries of the Company Intellectual Property (as defined in the Merger Agreement); certain environmental matters, including the absence of any judicial or administrative proceedings or governmental investigations pending or threatened against the Company or its Subsidiaries alleging the violation of or seeking to impose liability pursuant to environmental laws or as the result of the release or alleged release of hazardous chemicals; the ownership of real property being owned in fee, and the holding of leasehold interests, by the Company and its Subsidiaries free and clear of all mortgages, pledges, liens, encumbrances and security interests; the holding of good title by the Company and its Subsidiaries to tangible property and assets; the recommendation by the Board of Directors of the Company of the Transaction Documents, including the Offer and the Merger; the disclosure of material contracts to which the Company or any Subsidiary are parties or by which the Company or any Subsidiary are bound; the disclosure of certain related party transactions; and the engagement of brokers and financial advisors. "Material Adverse Effect" is defined in the Merger Agreement to mean, with respect to any party, any events, changes or effects which, individually or in the aggregate, would have a material adverse effect on the business, operations, prospects, assets, condition (financial or otherwise) or results of operations of such party and its Subsidiaries, taken as a whole.

     The Merger Agreement also includes representations and warranties by Parent, IHF, and Purchaser regarding: the due organization, good standing and authority to conduct business and own, lease and operate its properties; the authority of IHF, Parent and Purchaser to enter into the Merger Agreement and the other Transaction Documents to which each is a party; the absence of conflict with other agreements and documents and the absence of violation of laws applicable to IHF, Parent and Purchaser, respectively; consents and approvals; the accuracy, truthfulness and adequacy of documents filed with or sent to the Commission or any other regulatory authority; the approval of the Board of Directors of Parent and Purchaser of the Transaction Documents; the receipt by Parent, through IHF, of the debt financing necessary for consummation of the transactions contemplated by the Merger Agreement; and the absence of a reason to believe that the financing to be provided to Parent to effectuate the Offer and the Merger will constitute a fraudulent conveyance.

     Conduct of Business Pending the Merger. The Company has agreed as to the Company and its Subsidiaries that during the period from the date of the Merger Agreement and continuing until the designees of Purchaser have been appointed to the Board of Directors of the Company pursuant to certain provisions of the Merger Agreement (as previously described in this Section 12), except as expressly contemplated or permitted by the Transaction Documents or to the extent that Parent shall otherwise consent in writing, (i) the Company will, and will cause each of its Subsidiaries to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of the Merger Agreement, and (ii) the Company will, and will cause each of its Subsidiaries to, use all reasonable efforts to (a) preserve intact its present business organization and goodwill, maintain its rights and franchises, and retain the services of its current officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it, (b) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice; (c) keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained; and (d) maintain in effect all existing Company permits, and timely apply for and obtain any additional Company permits that are or will be required for current or currently planned operations. The Company has further agreed that during the period from the date of the Merger Agreement and continuing until the designees of Purchaser have been appointed to the Board of Directors of the Company pursuant to certain provisions of the Merger Agreement (as described in Section
12), except as expressly contemplated by the Transaction Documents or to the extent that Parent shall otherwise consent in writing, it shall not, and shall not permit any of its Subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock (except for cash dividends paid to the Company by its wholly owned Subsidiaries with regard to its capital stock), or set aside funds therefor; (ii) split, combine or reclassify any of its capital stock, or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock; (iii) repurchase or otherwise acquire any shares of its capital stock, except as required by the terms of its securities outstanding or any employee benefit plan in effect on the date of the Merger Agreement, or set aside funds therefor; (iv) other than in accordance with the Rights Agreement,
(a) grant any options, warrants or other rights to purchase shares of capital stock, (b) amend the terms of or reprice any Option outstanding on the date of the Merger Agreement or amend the terms of the Stock Option Plan or (c) except for Shares issuable pursuant to Options outstanding on the date of the Merger Agreement and except for issuances of capital stock of the Company's Subsidiaries to the Company or to a wholly owned Subsidiary, issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock, any bonds, debentures, notes or other instruments or evidence of indebtedness of the Company ("Company Debt") or of any Subsidiary of the Company ("Subsidiary Debt") or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Company Debt or Subsidiary Debt; (v) amend or propose to amend its certificate of incorporation or bylaws; (vi) (a) merge or consolidate with, or acquire any equity interest in, any corporation, partnership, association or other business organization, or enter into an agreement with respect thereto, (b) acquire or agree to acquire any material assets, except for the purchase of inventory and supplies in the ordinary course of business and except for capital expenditures otherwise permitted by the Merger Agreement; or (c) make any loan or advance to, or otherwise make any investment in, any person in excess of $25,000, other than loans or advances to, or investments in, a wholly owned Subsidiary of the Company existing on the date of the Merger Agreement; (vii) sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its material assets (including, without limitation, any capital stock or other ownership interest of any Subsidiary of the Company), other than sales of inventory or sales or returns of obsolete or surplus equipment in the ordinary course of business consistent with past practice; (viii) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution; (ix) except as may be required by law or pursuant to any of the Benefit Plans or Employee Arrangements existing on the date of the Merger Agreement (each as defined in the Merger Agreement), (a) grant any increases in the compensation of any of its directors, officers, management employees or key employees, (b) pay or agree to pay any pension, retirement allowance or other employee benefit to any director, officer, management employee or key employee, whether past or present, (c) enter into any new, or materially amend any existing, employment or severance or termination agreement with any person, (d) except as may be required to comply with applicable law, become obligated under any new Benefit Plan or Employee Arrangement, which was not in existence on the date of the Merger Agreement, or amend any such plan or arrangement in existence on the date of the Merger Agreement if such amendment would have the effect of materially enhancing any benefits thereunder,
(e) grant any general increase in compensation (including without limitation, salary, bonus and other benefits) to employees, except for increases occurring in the ordinary course of business, consistent with past practice, or (f) extend any loans or advances to any of its directors, officers, management employees or key employees, except for ordinary course of business advances for business related expenses; (x) (a) assume or incur any indebtedness for borrowed money (except for drawdowns by the Company under its existing revolving credit facility made in the ordinary course of business consistent with past practice),
(b) guarantee any such indebtedness, (c) issue or sell any debt securities or warrants or rights to acquire any debt securities, (d) guarantee any debt obligations of any other person except obligations of wholly owned Subsidiaries of the Company, (e) enter into any lease (whether such lease is an operating or capital lease), (f) create any lien (other than permitted encumbrances) on the property of the Company or any of its Subsidiaries, or (g) enter into any "keep well" or other agreement or arrangement to maintain the financial condition of any other person except wholly owned Subsidiaries of the Company; (xi) (a) enter into any contracts involving aggregate annual payments in excess of $100,000, or
(b) modify, rescind, terminate, waive, release or otherwise amend in any material respect any of the terms or provisions of any material contract; (xii) other than as required by the Commission, by law or by generally accepted accounting principles, make any changes with respect to accounting policies, procedures and practices; (xiii) except as otherwise disclosed in the Merger Agreement, incur capital expenditures in excess of (a) $45,000 individually and
(b) $400,000 in the aggregate; (xiv) engage in or permit any transaction or act which, if it had been engaged in or permitted prior to the date of the Merger Agreement, would have rendered untrue in any material respect any of the representations and warranties of the Company contained in the Merger Agreement;
(xv) deposit or otherwise invest any cash on hand into accounts, securities or other instruments having a maturity of more than 30 days or that will impose payment or penalty upon liquidation within 30 days of such deposit or investment; or (xvi) agree to or make any commitment to, whether orally or in writing, take any actions prohibited by the Merger Agreement.

     Other Agreements. The Company, Parent, Purchaser and IHF have agreed to use their respective reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, under applicable laws or otherwise, to consummate and make effective the transactions contemplated by the Transaction Documents, subject, if applicable, to Stockholder approval, including cooperating fully with the other party. The Company, Parent, Purchaser and IHF have agreed to cooperate and use their respective reasonable efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and use all reasonable efforts to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by, any governmental entity required to be obtained or made by Parent or the Company or any of their respective affiliates in connection with the Offer and the Merger or the taking of any other action contemplated by the Transaction Documents; provided, however, that Parent, Purchaser and their respective affiliates shall not be required to divest of any assets in connection therewith. The Company will use all reasonable efforts to obtain any consent from third parties necessary to allow the Company to continue operating its business as presently conducted as a result of the consummation of the transactions contemplated by the Merger Agreement.

     The Company has agreed to (and to cause each of its Subsidiaries to) afford access, upon reasonable notice, to the officers, employees, accountants, counsel and other representatives of Parent and Purchaser (including financing sources and their employees, accountants, counsel and other representatives), during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records. During the period prior to the Effective Time, the Company will (and will cause each of its Subsidiaries to) furnish promptly to Parent and Purchaser (i) a copy of each report, schedule, registration statement and other document filed by it or received from the Commission during such period, and (ii) all other information concerning its business, properties and personnel as Parent and Purchaser may reasonably request.

     Employee Benefit Plans. In the Merger Agreement, the parties have agreed that on and after the Effective Time, officers and employees of the Company and the officers and employees of its Subsidiaries will be provided employee benefits, plans and programs (including but not limited to incentive compensation, deferred compensation, pension, life insurance, medical (which eligibility shall not be subject to any exclusions for any pre-existing conditions if such individual has met the participation requirements of such benefits, plans or programs of the Company or its Subsidiaries), profit sharing (including 401(k)), severance, salary continuation and fringe benefits) which are substantially similar in the aggregate to those generally made available by the Company or its Subsidiaries to its officers and employees as of the date of the Merger Agreement. For purposes of eligibility to participate and vesting in all benefits provided to officers and employees, the officers and employees of the Company and the officers and employees of its Subsidiaries will be credited with their years of service with the Company and its Subsidiaries and prior employers to the extent service with the Company and its Subsidiaries and prior employers is taken into account under plans of the Company and its Subsidiaries. With respect to determining employee bonuses under the Company's Annual Incentive Program for Fiscal Year June 1, 1997 - May 31, 1998, the revenues and financial results of the Company for its fiscal year 1998 shall be calculated without regard to the effects of the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby, including, without limitation, the payment by the Company of investment banker, legal, accounting and other professional fees related to the Merger Agreement and the transactions contemplated thereby. At the Effective Time, the Surviving Corporation shall adopt a severance plan in the form attached to the Merger Agreement and shall keep such plan in effect for a period of not less than one year. Nothing contained in the Merger Agreement creates any third party beneficiary rights in any officer or employee or former officer or employee (including any beneficiary or dependent thereof) of the Company, any of its Subsidiaries or the Surviving Corporation in respect of continued employment for any specified period of any nature or kind whatsoever.

     Indemnification and Insurance. The Merger Agreement provides that, until six years from the Effective Time, unless otherwise required by applicable law, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to the elimination of liability of directors and the indemnification of (and advancement of expenses to) directors, officers, employees and agents that are set forth in the certificate of incorporation and bylaws of the Company, as in effect as of the date of the Merger Agreement. The Merger Agreement provides that, IHF and Parent will cause to be maintained for a period of not less than six years from the Effective Time, the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time ("D&O Insurance") for all persons who are directors and officers of the Company on the date of the Merger Agreement and for all former directors and officers of the Company, so long as the annual premium therefor would not be in excess of 150% of the last annual premium therefor paid prior to the date of the Merger Agreement (the "Maximum Premium"); provided, however, that Parent may, in lieu of maintaining such existing D&O Insurance as provided above, cause coverage to be provided under any policy maintained for the benefit of Parent or any of its affiliates, so long as the terms thereof are no less advantageous to the intended beneficiaries thereof than the existing D&O Insurance. If the existing D&O Insurance expires, is terminated or canceled during such six-year period, IHF and Parent have agreed to use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the covered persons than the existing D&O Insurance. The Company has represented to Parent that the Maximum Premium is $35,000.

     The Merger Agreement provides that, from and after the Effective Time, IHF and the Surviving Corporation will, jointly and severally, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time, an officer, director, employee or agent of the Company or any of its Subsidiaries (collectively, the "Indemnified Parties") against all losses, reasonable expenses (including reasonable attorneys' fees), claims, damages, liabilities or amounts that are paid in settlement of, or otherwise in connection with, any threatened or actual claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on or arising in whole or in part out of the fact that the Indemnified Party (or the person controlled by the Indemnified Party) is or was a director, officer, employee or agent of the Company or any of its Subsidiaries and pertaining to any matter existing or arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, any Claim arising out of the Merger Agreement or any of the transactions contemplated thereby), whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under Delaware law, and shall pay any expenses, as incurred, in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware law.

     No Solicitation. The Company has agreed that: (A) from and after the date of the Merger Agreement, until the termination of the Merger Agreement, the Company will not, and will cause its Representatives (as defined below), Subsidiaries and the Representatives of its Subsidiaries not to, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), (ii) enter into any agreement contemplating an Acquisition Proposal, (iii) maintain or continue discussions or negotiations with any person or entity in furtherance of such inquiries or for the purpose of obtaining an Acquisition Proposal, (iv) agree to or endorse any Acquisition Proposal, (v) without the prior written consent of Parent, amend the Rights Agreement or (vi) release any third party from any standstill or confidentiality agreement, or waive or amend any provision thereof, to which it is a party; and (B) the Company will notify Parent orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to, and all material aspects of (including the identity of the person or entity making such inquiry or proposal), all inquiries and proposals which it or any of its Subsidiaries or any of their respective Representatives may receive relating to any of such matters and, if such inquiry or proposal is in writing, the Company shall deliver to Parent a copy of such inquiry or proposal as promptly as practicable. Notwithstanding the foregoing, prior to the acceptance of Shares for payment pursuant to the Offer, the Board of Directors of the Company may:

          (i) following the receipt of an unsolicited written, bona fide Acquisition Proposal, (A) furnish information to, or enter into discussions or negotiations with, the person or entity that makes such Acquisition Proposal; or (B) (1) withdraw, modify or not make a recommendation to the Stockholders to accept the Offer and adopt the Merger Agreement if such adoption is required by law, or (2) terminate the Merger Agreement pursuant to the provisions of the Merger Agreement and contemporaneously entering into an agreement relating to such Acquisition Proposal (provided that, in the case of this subclause (B), the Board of Directors of the Company has in good faith determined that the person or entity making the Acquisition Proposal has, or is reasonably likely to have, the necessary funds or has obtained, or is reasonably likely to obtain, customary commitments to provide the funds to consummate such Acquisition Proposal and such Acquisition Proposal is more favorable to the Company and the Stockholders than the transactions contemplated by the Merger Agreement); if, and only to the extent that (x) in the case of either clause (A) or (B) above, the Board of Directors of the Company, after consultation with its legal counsel (who may be the Company's regularly engaged legal counsel), determines in good faith that such action is advisable for the Board of Directors of the Company to act in the best interest of the Company and the Stockholders under applicable law, and (y) prior to taking such action, the Company (I) in the case of either clause (A) or (B) above, provides reasonable prior notice to Parent to the effect that it is taking such action, which notice shall (to the extent consistent with the fiduciary duties of the Board of Directors to stockholders under applicable law) include the identity of the person or entity engaging in such discussions or negotiations, requesting such information or making such Acquisition Proposal, and the material terms and conditions of any Acquisition Proposal, (II) in the case of clause (A) above, receives from such person or entity making such Acquisition Proposal an executed confidentiality and standstill agreement having terms no more favorable to such person or entity than those terms included in the Confidentiality Agreement and the Standstill Agreement (each as defined herein) in existence between the Company and IHF and its affiliates, and (III) in the case of clause (A) above, the Company will, to the extent consistent with the fiduciary duties of the Board of Directors to stockholders under applicable law, promptly and continuously advise Parent as to all of the relevant details relating to, and all material aspects of, any such discussions or negotiations; or

          (ii) take or disclose to the Stockholders of the Company a position contemplated by Rule 14e-2 of the Exchange Act if, after receipt of an unsolicited written bona fide Acquisition Proposal, the Board of

     Directors of the Company, after consultation with its legal counsel (who may be the Company's regularly engaged counsel), determines in good faith that such action is advisable for the Board of Directors of the Company to act in the best interest of the Company and its Stockholders.

     Except for the confidentiality and standstill agreement referred to above and the agreement relating an Acquisition Proposal entered into contemporaneous with terminating the Merger Agreement and subject to applicable termination provisions of the Merger Agreement, nothing in the Merger Agreement will permit the Company to enter into any agreement with respect to any Acquisition Proposal during the term of the Merger Agreement. In the Merger Agreement, the Company agreed to immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted by the Company or any Representatives with respect to any Acquisition Proposal existing on the date of the Merger Agreement.

     "Acquisition Proposal" is defined in the Merger Agreement to mean any agreement or offer (other than the transactions among the Company, Parent and Purchaser contemplated by the Merger Agreement) involving the Company or any of its Subsidiaries for: (i) any merger, consolidation, share exchange, recapitalization, reorganization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of a material portion of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions; or (iii) any tender offer or exchange offer for all or any portion of the outstanding shares of capital stock of the Company or any of its Subsidiaries or the filing of a registration statement under the Securities Act in connection therewith.

     "Representative" is defined in the Merger Agreement to mean that person's employees, officers, directors, representatives (including, without limitation, any investment banker, attorney or accountant), agents or affiliates.

     Fees and Expenses. The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except
(i) as otherwise provided below, and (ii) with respect to claims for damages incurred as a result of a material breach of the Merger Agreement.

     If the Merger Agreement is terminated: (i) by Parent prior to acceptance of Shares for payment pursuant to the Offer if (A) the Board of Directors of the Company (whether or not under circumstances permitted by the Merger Agreement) shall have failed to make the recommendation contemplated by the Merger Agreement in this Offer to Purchase and related documents and the Proxy Statement or shall have withdrawn or modified, in any manner which is adverse to Parent, its recommendation or approval of the Offer, the Merger or the Merger Agreement and the transactions contemplated thereby, or shall have resolved to do so, it being understood that a communication by the Board of Directors of the Company to the Stockholders of the Company pursuant to Rule 14d-9(e)(3) of the Exchange Act (or any similar communication to the Stockholders in connection with the amendment of a tender or exchange offer) is not to be deemed to constitute such a withdrawal or modification, (B) the Board of Directors of the Company shall have recommended to the Stockholders any Acquisition Proposal, or resolved to do so, (C) a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of the Company has been commenced (other than by Purchaser or its affiliates) and the Board of Directors of the Company fails to recommend, within the time period required by Rule 14e-2 of the Exchange Act, against the Stockholders tendering their shares into such tender offer or exchange offer or (D) an Acquisition Proposal has been publicly announced by the Company and the Company shall fail to publicly reaffirm its approval or recommendation of the Offer, the Merger and the Merger Agreement on or before the tenth business day following the date on which such Acquisition Proposal shall have been announced; provided that Parent may condition the effectiveness of such termination upon receipt by Parent or its designee of the amounts that are payable to Parent or its designee under the Merger Agreement; or (ii) by the Company prior to acceptance of Shares for payment pursuant to the Offer because it shall have received an unsolicited written, bona fide Acquisition Proposal in accordance with the provisions described above under "No Solicitation"; unless and until (i) Parent receives at least five days prior written notice (which notice shall include the identity of the person or entity making the relevant Acquisition Proposal, the material terms and conditions of such

Acquisition Proposal and the material terms and conditions of any agreements or arrangements to be entered into in connection with such Acquisition Proposal with any party to the Stockholder Agreement with respect to his then existing agreements and arrangements with the Company, to the extent known to the Company) from the Company of its intention to effect such termination, and (ii) if during such five-day period Parent shall have revised the terms and conditions of the Offer or the Merger, the Board of Directors of the Company, after receiving advice from the Company's financial and legal advisors, shall have determined in good faith that the terms and conditions of the Acquisition Proposal giving rise to this termination right are superior to those of the Offer and the Merger as so revised then, in each case, the Company shall pay to Parent or Parent's designee, contemporaneously with termination of the Merger Agreement, the following amount in immediately available funds: a fee amount of $3,362,711, and such amount, not to exceed $250,000, as may be required to reimburse IHF, Parent and Purchaser for all reasonable out-of-pocket fees, costs and expenses incurred by IHF, Parent or Purchaser in connection with their due diligence efforts or the transactions contemplated in the Transaction Documents, including, without limitation, (x) fees, costs and expenses of accountants, escrow agents, legal counsel, financial advisors and other similar advisors, (y) fees paid to any governmental entity and (z) fees, costs and expenses paid or payable to financing sources.

     Any amounts due under these provisions that are not paid when due shall bear interest at the prime rate of interest as announced from time to time by Chase plus 1% from the date due through and including the date paid.

     The fee and other amounts payable in accordance with certain provisions to the Merger Agreement shall be paid by the Company without reservation of rights or protests and the Company, upon making such payment, shall be deemed to have released and waived any and all rights that it may have to recover such amounts.

     Other Actions. Except as expressly permitted by the terms of the Merger Agreement, the Company will not knowingly or intentionally take or agree or commit to take, nor will it permit any of its Subsidiaries to take or agree or commit to take, any action that is reasonably likely to result in any of the Company's representations or warranties hereunder being untrue in any material respect.

     Appraisal Rights. The Company has agreed not to settle or compromise any claim for appraisal rights in respect of the Merger without the prior consent of Parent, which consent shall not be unreasonably withheld.

     Funding. IHF shall use reasonable efforts to obtain the funding contemplated by the Merger Agreement in accordance with the terms and conditions of the Financing Facility and to contribute such funds to Parent.

     Grant of Common Share Option. The Company has agreed to grant to Purchaser an irrevocable option (the "Common Share Option) to purchase for a per share price equal to the per share Merger Consideration (the "Per Common Share Price") in cash a number of shares of Common Stock (the "Optioned Common Shares") equal to the Applicable Common Share Amount. The "Applicable Common Share Amount" shall be the lesser of (i) the number of shares of Common Stock which, when added to the number of shares of Common Stock owned by Purchaser immediately prior to the exercise of the Common Share Option, would result in Purchaser owning immediately after the exercise of the Common Share Option 90% of the then outstanding shares of Common Stock and (ii) the number of shares of Common Stock represented by (x) the total authorized number of shares of Common Stock under the Company's certificate of incorporation less (y) the sum of the number of shares of Common Stock outstanding plus the number of shares of Common Stock reserved for issuance, subscribed for or otherwise committed for issuance. Purchaser may exercise the Common Share Option only if (a) the Funding Date shall have occurred, (b) upon such exercise, it shall own at least 90% of the then outstanding shares of Common Stock and (c) such exercise would not violate applicable law. The Common Share Option shall expire if not exercised prior to the earlier of the Effective Time and 12:00 Midnight, New York City time, on the date 15 business days after the Funding Date. Purchaser has represented that any Optioned Common Shares purchased by Purchaser will be acquired for investment only and not with a view to any public distribution thereof and Purchaser will not offer to sell or otherwise dispose of any Optioned Common Shares so acquired by it in violation of the registration requirements of the Securities Act.

     Conditions to the Merger. Pursuant to the Merger Agreement, the respective obligations of each party to the Merger Agreement to effect the Merger are subject to the satisfaction of the following conditions prior to the Closing
Date: (i) adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon if such vote is required by applicable law; provided that Parent and Purchaser shall vote all shares of Common Stock purchased pursuant to the Offer or the Stockholder Agreement in favor of adoption of the Merger Agreement; (ii) termination or expiration of the waiting period (and any extension thereof) applicable to the Merger under the HSR Act with no restrictive order or other requirements having been placed on the Company, Parent, Purchaser or the Surviving Corporation in connection therewith; (iii) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger being in effect; (iv) no statute, rule, order, decree or regulation having been enacted or promulgated by any government or governmental agency or authority which prohibits consummation of the Merger; and
(v) Purchaser shall have accepted for payment and paid for the Shares tendered in the Offer; provided that this condition shall be deemed to have been satisfied if Purchaser in violation of the terms and conditions of the Offer, fails to accept for payment and pay for Shares pursuant to the Offer.

     Termination. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by the Stockholders or by Parent by mutual written consent of Parent and the Company or under the following circumstances:

          Parent or the Company. The Merger Agreement provides that either Parent or the Company may terminate the Merger Agreement and abandon the Merger if any permanent injunction or other order of a court or other competent authority preventing the acceptance of Shares for payment pursuant to the Offer or the Merger shall have become final and nonappealable.

          Parent. The Merger Agreement provides that Parent may terminate the Merger Agreement and abandon the Merger prior to the acceptance of Shares for payment pursuant to the Offer: (i) so long as none of IHF, Parent or Purchaser is in material breach of its obligations under the Merger Agreement, if (a) there has been a breach of any representation or warranty (when made on or at the time of termination as if made on such date of termination, except to the extent it relates to a particular date) on the part of the Company (provided that any representation or warranty of the Company contained in the Merger Agreement that is subject to a "materiality," "Material Adverse Effect" or similar qualification shall not be so qualified for purposes of determining the existence of any breach thereof on the part of the Company), and which breach has (1) not been cured within five calendar days following receipt by the Company of notice of such breach and (2) is existing at the time of termination of the Merger Agreement, except for such breaches that would not, individually or in the aggregate with any other breaches on the part of the Company, have a Material Adverse Effect on the Company or materially and adversely affect the ability of the parties to the Merger Agreement to consummate the transactions contemplated thereby, (b) there has been a breach of any representation or warranty (when made on or at the time of termination as if made on such date of termination, except to the extent it relates to a particular date) contained in the Merger Agreement on the part of the Company, or (c) (1) if the Company has breached its covenants regarding the solicitation of Acquisition Proposals, or (2) the Company is in material breach of any other covenant or agreement set forth in the Merger Agreement (provided that any covenant or agreement of the Company contained herein the performance of which is subject to a "materiality," "Material Adverse Effect" or similar qualification shall not be so qualified for purposes of determining the existence of any nonperformance thereof on the part of the Company), which material breach has not been cured within five calendar days following receipt by the Company of notice of such breach which is existing at the time of termination by the Merger Agreement; (ii) if the Board of Directors of the Company (whether or not under circumstances permitted by the Merger Agreement) fails to make the recommendation contemplated by the Merger Agreement in this Offer to Purchase and related documents and the Proxy Statement or shall have withdrawn or modified in any manner which is adverse to Parent, its recommendation or approval of the Offer, the Merger or the Merger Agreement and the transactions contemplated thereby, or resolves to do so, it being understood that a communication by the Board of Directors of the Company to the Stockholders pursuant to Rule 14d-9(e)(3) of the Exchange Act (or any similar communication to the Stockholders in connection with the amendment of a tender or exchange offer) shall not be deemed to constitute such a withdrawal or modification, or recommends to the Stockholders an Acquisition Proposal, or resolves to do so; (iii) if a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of the Company is commenced (other than by Purchaser or its affiliates) and the Board of Directors of the Company fails to recommend, within the time period required by Rule 14e-2 of the Exchange Act, against the Stockholders tendering their Shares into such tender offer or exchange offer, (iv) an Acquisition Proposal has been publicly announced by the Company and the Company shall fail to publicly reaffirm its approval or recommendation of the Offer, the Merger, and the Merger Agreement on or before the tenth business day following the date on which such Acquisition Proposal shall have been announced; provided that Parent may condition the effectiveness of such termination pursuant to the Merger Agreement upon receipt by Parent or its designee of the amounts that are payable to Parent or its designee under the Merger Agreement; or (v), if (a) any person has become an Acquiring Person (as defined in the Rights Agreement), (b) a Stock Acquisition Date (as defined in the Rights Agreement) has occurred, or (c) a Flip-In Event (as defined in the Rights Agreement) has occurred. Parent may also terminate the Merger Agreement if the Offer terminates, is withdrawn, abandoned or expires by reason of the failure to satisfy any condition to the Offer set forth in the Merger Agreement; provided, however, that Parent may not so terminate if the termination, withdrawal, abandonment or expiration of the Offer arises from a breach of the Merger Agreement by IHF, Parent or Purchaser and provided further that if the condition set forth in the Merger Agreement relating to the receipt by Parent of the debt financing necessary for the consummation of the Offer has not been satisfied, IHF, Parent and Purchaser shall, jointly and severally, pay to the Company contemporaneously with such termination a fee in the amount of $3,362,711, plus such amount, not to exceed $250,000, necessary to reimburse the Company for out-of-pocket fees, costs and expenses incurred by the Company in connection with the transactions contemplated in the Transaction Documents, including, without limitation,
     (1) fees, costs and expenses of accountants, escrow agents, legal counsel, financial advisors and other similar advisors and (2) fees paid to any Governmental Entity.

          The Company. The Merger Agreement provides that the Company may terminate the Merger Agreement and abandon the Merger prior to the acceptance of Shares for payment pursuant to the Offer: (i) so long as the Company is not in material breach of its obligations under the Merger Agreement, (A) if there has been a breach of any representation or warranty (when made on or at the time of termination as if made on such date of termination, except to the extent it relates to a particular date) on the part of IHF, Parent or Purchaser (provided that any representation or warranty of IHF, Parent or Purchaser contained in the Merger Agreement that is subject to a "materiality," "Material Adverse Effect" or similar qualification shall not be so qualified for purposes of determining the existence of any breach thereof on the part of IHF, Parent or Purchaser), and which breach has not been cured within five calendar days following receipt by IHF, Parent or Purchaser of notice of such breach and is existing at the time of the termination of the Merger Agreement, except for such breaches that, individually or in the aggregate with any other breaches on the part of IHF, Parent or Purchaser, would not materially and adversely affect the ability of the parties to the Merger Agreement to consummate the transactions contemplated thereby and (B) if there has been a material breach of any covenant or agreement on the part of IHF, Parent or Purchaser set forth in the Merger Agreement (provided that any covenant or agreement of IHF, Parent or Purchaser contained in the Merger Agreement the performance of which is subject to a "materiality," "Material Adverse Effect" or similar qualification shall not be so qualified for purposes of determining the existence of any nonperformance thereof on the part of IHF, Parent or Purchaser), and which breach has not been cured within five calendar days following receipt by IHF, Parent or Purchaser of notice of such breach and is existing at the time of the termination of the Merger Agreement; or (ii) pursuant to the right of termination described above under "No Solicitation," provided that (A) Parent receives at least five days prior written notice (which notice shall include the identity of the person or entity making the relevant Acquisition Proposal, the material terms and conditions of such Acquisition Proposal and the material terms and conditions of any agreements or arrangements to be entered into in connection with such Acquisition Proposal with any party to the Stockholder Agreement with respect to his then existing agreements and arrangements with the Company, to the extent known to the Company) from the Company of its intention to effect such termination and (B) if during such five-day period Parent shall have revised the terms and conditions of the Offer or the Merger, the Board of Directors of the Company, after receiving advice from the Company's financial and legal advisors, shall have determined in good faith that the terms and conditions of the Acquisition Proposal giving rise to this termination right are superior to those of the Offer and the Merger as so revised and (C) the Company may not effect termination pursuant to such section unless the Company has contemporaneously with such termination tendered payment to Parent or Parent's designee of the amounts described above under "Fees and Expenses". The Merger Agreement also provides that the Company may also terminate the Merger Agreement and abandon the Merger at any time prior to the Effective Time, whether before or after adoption of the Merger Agreement by the Stockholders, (i) if the Offer shall have expired or shall have been withdrawn, abandoned or terminated without any Shares being purchased by Purchaser thereunder or (ii) if the Funding Date does not occur when required under the Exchange Act (but which in no event shall be more than four business days following the acceptance by Purchaser of Shares tendered pursuant to the Offer).

     Limited Guarantee of IHF. IHF has guaranteed the full and complete performance of each of the covenants and agreements made in the Merger Agreement by either Parent or Purchaser and the respective obligations of Parent and Purchaser arising under the Merger Agreement; provided, however, that such guarantee by IHF is hereby expressly limited in that in no event shall IHF's liabilities or obligations under such guarantee exceed $3,612,711.

     Amendment. Subject to the provisions of the Merger Agreement, the Merger Agreement may be amended, modified or supplemented, before or after the approval by the Stockholders, only by written agreement of Parent, Purchaser and the Company at any time prior to the Effective Time with respect to any of the terms contained therein; provided however, that after the Company Stockholder Approval, no term or condition of the Merger Agreement may be amended or modified in any manner that by law requires further approval by the Stockholders of the Company without so obtaining such further Stockholder approval.

     Timing. The Merger Agreement provides that the closing of the Merger shall occur as promptly as practical (but in no event later than the second business day) after satisfaction and/or waiver of the conditions set forth in the Merger Agreement unless another date, time or place is agreed to in writing by Parent, Purchaser and the Company. The Merger shall become effective upon the filing of a certificate of merger or a certificate of ownership and merger, as the case may be, or at such time thereafter as may be provided in such certificate (as the Company and Purchaser shall agree), with the Secretary of State of the State of Delaware, as provided in the DGCL, which certificate shall be filed as soon as practicable on or after the date of the closing of the Merger.

     The exact timing and details of the Merger will depend upon legal requirements and a variety of other factors, including the number of Shares acquired by Purchaser pursuant to the Offer. Although Parent has agreed to cause the Merger to be consummated on the terms set forth above, there can be no assurance as to the timing of the Merger.

OTHER AGREEMENTS

     The Stockholder Agreement. Simultaneously with the execution of the Merger Agreement, Parent, Purchaser, the Company and the Selling Stockholder entered into the Stockholder Agreement. The following is a summary of the material terms of the Stockholder Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Stockholder Agreement may be examined, and copies thereof may be obtained, as set forth in Section 8 above.

          Agreement to Tender and Purchase Option. The Selling Stockholder has agreed that he shall (i) tender all of his Shares into the Offer promptly, and in any event no later than the third business day following the commencement of the Offer, and (ii) not withdraw any Shares so tendered prior to the termination of the Merger Agreement. In the event that (i) the Minimum Condition is not satisfied, (ii) Purchaser notifies the Selling Stockholder that Purchaser is prepared to close the tender but for the fact that the Minimum Condition is not satisfied, and (iii) the tender by the Selling Stockholder of shares of Common Stock issuable to the Selling Stockholder upon the exercise by the Selling Stockholder of the Options beneficially owned by the Selling Stockholder (the "Underlying Shares") would cause the Minimum Condition to be satisfied, then the Selling Stockholder has agreed that, at any time prior to any termination of the Merger Agreement, immediately upon the request of Purchaser, he shall exercise all of the Options beneficially owned by him and immediately tender the Underlying Shares received upon such exercise into the Offer (and not withdraw such Underlying Shares so tendered). Purchaser and Parent have agreed to advance to the Selling Stockholder the funds necessary to exercise such Options. In the event that (i) the Offer has been consummated, (ii) the Selling Stockholder has not exercised his Options pursuant to the prior sentence, (iii) Purchaser has acquired pursuant to the Offer a number of shares of Common Stock which constitutes, on a fully diluted basis (as defined in the Merger Agreement), less than 90% of the outstanding shares of Common Stock, (iv) the shares of Common Stock acquired by Purchaser pursuant to the Offer or otherwise, together with the Underlying Shares, aggregate at least 90% of the outstanding shares of Common Stock, then the Selling Stockholder has agreed that, immediately upon the request of Purchaser, he shall (x) exercise all of the Options beneficially owned by him and (y) immediately sell to Purchaser each Underlying Share received upon such exercise, free and clear of all liens, in consideration of an amount equal to the Offer Consideration as in effect on the date of the Stockholder Agreement (subject to adjustment as provided below). Except as described in this paragraph, the Selling Stockholder has agreed that he shall not exercise any Option that he beneficially owns.

          In the event that the Shares of the Selling Stockholder are sold, transferred, exchanged, canceled or disposed of in connection with or as a result of any Acquisition Proposal that is in existence on, or that has been otherwise made prior to the first anniversary of, the date of termination of the Merger Agreement (an "Alternative Disposition") then, within five business days after the closing of such Alternative Disposition, the Selling Stockholder shall tender and pay to, or shall cause to be tendered and paid to, the Parent (or its designee), in immediately available funds, the Profit realized from such Alternative Disposition, less any withholdings. "Profit" shall mean an amount equal to the excess, if any, of the Alternative Transaction Consideration over the Current Transaction Consideration (each as defined below).

          If, following the date of the Stockholder Agreement, the amount of the Offer Consideration, the Merger Consideration or the consideration payable in respect of the Options as currently provided for in the Merger Agreement should be increased (a "Second Transaction"), then (i) if the Options beneficially owned by the Selling Stockholder have not been exercised, at the option of Purchaser in its sole discretion, (y) the Selling Stockholder shall tender and pay, or cause to be tendered or paid, to Parent, or its designee, in immediately available funds, the Profit realized by the Selling Stockholder from the Second Transaction or (z) the amount the Selling Stockholder shall receive in respect of his Options as provided in the Merger Agreement shall be reduced by the Profit realized by the Selling Stockholder from the Second Transaction or (ii) if the Options beneficially owned by the Selling Stockholder have been exercised as contemplated in the penultimate sentence of the first paragraph under "Agreement to Tender and Purchase Option," the amount the Selling Stockholder shall receive in respect of his Underlying Shares as provided in the penultimate sentence of the first paragraph under "Agreement to Tender and Purchase Option" shall be reduced by the Profit realized by the Selling Stockholder from the Second Transaction. "Profit" shall mean an amount equal to the excess, if any, of the Second Transaction Consideration over the Current Transaction Consideration.

          "Acquisition Proposal", as used in the Stockholder Agreement, means any agreement, letter of intent or offer (other than the transactions contemplated in the Merger Agreement) involving the Company or any of its Subsidiaries for: (i) any merger, consolidation, share exchange, recapitalization, reorganization, business combination, or other similar transaction, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of a material portion of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions, or (iii) any tender offer or exchange offer for all or any portion of the outstanding shares of capital stock of the Company or any of its Subsidiaries or the filing of a registration statement under the Securities Act in connection therewith, but shall not include the Second Transaction.

          "Alternative Transaction Consideration" means all cash, securities, settlement or termination amounts, notes or other debt instruments, and other consideration received or to be received, directly or indirectly, by the Selling Stockholder and his affiliates in connection with or as a result of an Alternative Disposition or any agreements or arrangements (including, without limitation, any employment agreement, consulting agreement, non-competition agreement, confidentiality agreement, settlement agreement or release agreement) entered into, directly or indirectly, by the Selling Stockholder or his affiliates (excluding officers and directors of the Company) as a part of or in connection with the Alternative Disposition or associated Acquisition Proposal.

          "Current Transaction Consideration" means the sum of all amounts to be received, directly or indirectly, by the Selling Stockholder and his affiliates pursuant to all of the Transaction Documents as in effect on the date hereof and pursuant to the Employment and Noncompetition Agreement (as defined herein).

          "Second Transaction Consideration" shall mean the sum of all amounts to be received, directly or indirectly, by the Selling Stockholder and his affiliates (excluding officers and directors of the Company) in connection with or as a result of a Second Transaction or any agreements or arrangements entered into, directly or indirectly, by the Selling Stockholder or his affiliates as a part of or in connection with the Second Transaction.

          Voting. From and after the date of the Stockholder Agreement and ending as of the first to occur of the Effective Time or the date of termination of the Merger Agreement, at any meeting of the Stockholders, however called, or in any other circumstance upon which the vote, consent or other approval of the Stockholders is sought, the Selling Stockholder has agreed to vote (or cause to be voted) his issued and outstanding shares of Common Stock (i) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other material obligation or agreement of the Company under the Merger Agreement or the Stockholder Agreement; and (ii) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any Acquisition Proposal other than an Acquisition Proposal with Parent or any affiliate thereof, and (B) to the extent that such (1) are intended to, or could reasonably be expected to, impede, interfere with, delay, postpone, or materially adversely affect the Offer, the Merger or the transactions contemplated by the Merger Agreement or this Agreement or (2) are intended to, or could reasonably be expected to, implement or lead to any Acquisition Proposal (other than an Acquisition Proposal with Parent or any Affiliate thereof): (x) any change in a majority of the persons who constitute the board of directors of the Company; (y) any change in the present capitalization of the Company or any amendment of the Company's certificate of incorporation or by-laws (other than as expressly contemplated by the Merger Agreement); or (z) any other material change in the Company's corporate structure or business. The Selling Stockholder has granted to, and appointed, Parent and any nominee thereof, its proxy and attorney-in-fact (with full power of substitution), from and after the date of the Stockholder Agreement and ending as of the first to occur of the Effective Time or the date of termination of the Merger Agreement, to vote his Shares, or grant a consent or approval in respect of his Shares. Such proxy is intended to be irrevocable and coupled with an interest. Notwithstanding the foregoing, nothing in the Stockholder Agreement shall in any way restrict or limit the Selling Stockholder from taking any action in his capacity as a director or officer of the Company or otherwise fulfilling his fiduciary obligations as a director and officer of the Company.

          Representations, Warranties, Covenants and Other Agreements. In connection with the Stockholder Agreement, the Selling Stockholder has made certain customary representations, warranties and covenants, including with respect to (i) his ownership of the Shares and his rights and powers with respect thereto, (ii) his authority to enter into and perform his obligations under the Stockholder Agreement, (iii) noncontravention and enforceability, (iv) absence of conflicts, (v) the absence of liens and encumbrances on and in respect of his Shares, (vi) restrictions on the transfer of his Shares and the granting of proxies with respect thereto and
     (vii) the solicitation of Acquisition Proposals.

     Option Release Agreements. The Company has agreed to use its reasonable efforts to obtain, within 15 days of the date of the Merger Agreement, from each beneficial and record holder of an Option, an Option Surrender Agreement, Release and Waiver (an "Option Release Agreement"), duly executed and delivered by such holder, pursuant to which such holder will agree to surrender Options for cancellation as provided for in the Merger Agreement. For each share of Common Stock subject to an Option, these individuals will receive an amount (subject to applicable withholding tax) in cash equal to the difference between the per share Merger Consideration and the per share exercise price of the Option to be canceled, to the extent such difference is a positive number. The aggregate amount of Option Consideration to be received by the directors and officers of the Company who hold Options is approximately $2,883,000. This amount excludes Option Consideration related to 76,667 Options with respect to which Mr. Charles H. Perlman disclaims beneficial ownership.

     Employment and Noncompetition Agreement. Glen Bolander is the President, Chief Executive Officer and a Director of the Company. Contemporaneously with the execution and delivery of the Merger Agreement, Mr. Bolander entered into an Employment and Noncompetition Agreement (the "Employment and Noncompetition Agreement") with IHF. Pursuant to the Employment and Noncompetition Agreement, as of the date that Purchaser accepts for payment any Shares tendered pursuant to the Offer, IHF will employ Mr. Bolander and he has agreed to be employed by IHF, in accordance with the terms and provisions of the Employment and Noncompetition Agreement. The following is a summary of the material terms of the Employment and Noncompetition Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof which is incorporated by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Employment and Noncompetition Agreement may be examined, and copies thereof may be obtained, as set forth in Section 8 above.

          Terms of Employment. Mr. Bolander has agreed that, during the term of his employment, he will (i) serve as a senior executive of IHF, perform such duties as IHF assigns and report to the CEO of IHF or his designee, and (ii) devote substantially all of his full business time to the business and affairs of the business and use his reasonable best efforts to perform faithfully, effectively and efficiently responsibilities assigned to him pursuant to the Employment and Noncompetition Agreement. During the term of his employment, Mr. Bolander will receive an annual base salary of $225,000 and will be eligible for merit increases after the first year of the Employment and Noncompetition Agreement. It is contemplated that Mr. Bolander will be eligible for an annual bonus payable only in accordance with the terms of IHF's plan, to be determined based on targets established by IHF at the beginning of each calendar year, which will be equal to, at maximum, $175,000. Notwithstanding anything to the contrary, Mr. Bolander will be entitled to a bonus for the fiscal year ending May 31, 1998, in accordance with the Company's prior history in paying bonuses to Mr. Bolander, which will be equal to, at maximum, $200,000. The bonus for which Mr. Bolander will be eligible for the calendar year December 31, 1998, pursuant to IHF's established bonus targets, will then be prorated to seven months.

          Stock Options. Mr. Bolander will receive, on the first business day after the date that Purchaser accepts for payment any Shares tendered pursuant to the Offer, 50,000 non-qualified stock options in IHF, such options to have a strike price equal to the fair market value of a share of IHF's Common Stock determined as of the date that Purchaser accepts for payment any Shares tendered pursuant to the Offer in accordance with IHF's Stock Option Plan. Such options shall be subject to the terms and conditions of IHF's Stock Option Plan and shall vest in equal amounts over three years with the first one-third vesting on the first anniversary of the date that Purchaser accepts for payment any Shares tendered pursuant to the Offer, the second one-third on the second anniversary date and the last one-third on the third anniversary date.

          Confidential Information. Mr. Bolander has agreed (i) that IHF and its affiliates have, or may in the future obtain, trade, business and financial secrets and other confidential and proprietary information (collectively, the "Confidential Information"), except as otherwise described in the Employment and Noncompetition Agreement, (ii) from and after the date that Purchaser accepts for payment any Shares tendered pursuant to the Offer, to hold such Confidential Information in confidence and not to release such information to any person (other than IHF employees and other persons to whom IHF has authorized Mr. Bolander to disclose such information and then only to the extent that such IHF employees and other persons authorized by IHF have a need for such knowledge), and (iii) from and after the date that Purchaser accepts for payment any Shares tendered pursuant to the Offer, not to use any Confidential Information for the benefit of any person or entity other than IHF.

          Noncompetition. Mr. Bolander has agreed that (i) the term of noncompetition shall be for a term beginning as of the date that Purchaser accepts for payment any Shares tendered pursuant to the Offer and continuing until the later of one year after the date of termination of his employment or three years from the date of commencement of employment with IHF, (ii) he will not (other than for the benefit of IHF pursuant to the Employment and Noncompetition Agreement) directly or indirectly, individually or as an officer, director, employee, shareholder, consultant, contractor, partner, joint venturer, agent, equity owner or in any capacity whatsoever (a) engage in the manufacturing, distribution or marketing of food products anywhere in the United States that are either (x) of the type of food category then being manufactured, distributed, sourced or marketed by either IHF or any direct or indirect subsidiary of IHF (collectively, the "IHF Companies") or (y) food products manufactured, sourced, distributed or marketed by the Company, at any time within the most recent two year period prior to the date of the Employment and Noncompetition Agreement, (b) hire or solicit with respect to hiring any employee of any member of the IHF Companies, or (c) divert or take away any customers or suppliers of any member of the IHF Companies within the United States or elsewhere where the IHF Companies is then selling its products. Mr. Bolander has acknowledged that (i) the geographic boundaries, scope of prohibited activities, and time duration of the preceding provisions are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the good will of IHF's proprietary information, plans and services and to protect the other legitimate business interests of IHF and (ii) the payments provided him pursuant to the Employment and Noncompetition Agreement are collectively consideration for the agreements contained in the Employment and Noncompetition Agreement.

          Termination of Employment Agreement. Effective as of the date that Purchaser accepts for payment any Shares tendered pursuant to the Offer, that certain Employment Agreement (the "Existing Agreement") dated January 10, 1990 (as amended) by and between the Company and Mr. Bolander shall be terminated in full. From and after the date of termination of the Existing Agreement, Mr. Bolander shall not be entitled to receive (i) any further wages or other compensation provided for or anticipated by Article 4 of the Existing Agreement, (ii) except for the payment of $850,000 at the date that Purchaser accepts for payment any Shares tendered pursuant to the Offer to Mr. Bolander (which payment IHF shall make to Mr. Bolander at the date that Purchaser accepts for payment any Shares tendered pursuant to the Offer), any other payment following a change in control or other compensation contemplated by Article 7 of the Existing Agreement, or (iii) any other benefits or compensation arising under or pursuant to the Existing Agreement or, except as may be otherwise provided in the Employment and Noncompetition Agreement, Mr. Bolander's employment relationship with the Company or any of its subsidiaries.

          Release of Claims. Effective as of the date that Purchaser accepts for payment any Shares tendered pursuant to the Offer, Mr. Bolander has agreed to release and discharge the Released Parties from all claims and damages, except as otherwise described in the Employment and Noncompetition Agreement, including those related to, arising from, or attributed to (i) Mr. Bolander's employment with and membership on the Boards of Directors for the Company and its subsidiaries, (ii) the Existing Agreement and (iii) all other acts or omissions at any time prior to and including the date of termination of the Existing Agreement; except that such release shall not include Mr. Bolander's (a) entitlement to continued group medical coverage in accordance with the Consolidated Omnibus Budget Reconciliation

     Act of 1985 ("COBRA"), (b) vested account balances in the Company's employee benefit plans and rights under option agreements outstanding as of the date of the Employment and Noncompetition Agreement, (c) rights with respect to certain shares of capital stock of the Company, (d) rights of Mr. Bolander arising under the Employment and Noncompetition Agreement, (e) rights of Mr. Bolander arising under any of the Transaction Documents, (f) rights of Mr. Bolander arising under the Company's organization documents,
     (g) accrued and unpaid salary and expenses incurred by Mr. Bolander in respect of the period prior to the date that Purchaser accepts for payment any Shares tendered pursuant to the Offer, and (h) any bonus payment owed to Mr. Bolander pursuant to the Company's bonus plan. Mr. Bolander agreed that, unless specifically excluded from such release, such release extends to all claims and damages of every nature and kind, known or unknown, suspected or unsuspected, past or present, whether or not such claims and damages were set forth in any writing, and that all such claims and damages were expressly settled or waived. Notwithstanding the foregoing, Mr. Bolander did not release or discharge the Company and its subsidiaries from any claims or damages related to or arising from Mr. Bolander's capacity as an officer or director of the Company or its subsidiaries to which Mr. Bolander is entitled to be indemnified against or reimbursed by the Company or its subsidiaries, whether by statute, contract or otherwise. As used in the Employment and Noncompetition Agreement, "Released Parties" means and includes the Company and its subsidiaries, and all of the foregoing entities' past, present and future shareholders, directors, officers, employees, agents, insurance carriers, employee benefit plans (and such plans' fiduciaries, trustees, administrators and representatives), predecessors, successors, assigns, executors, administrators, attorneys and representatives, in both their corporate and individual capacities.

     Confidentiality Agreements. On February 2, 1998, IHF and the Company entered into a Confidentiality Agreement (the "Confidentiality Agreement") pursuant to which the Company agreed to supply certain information to IHF and IHF agreed to treat such information as confidential and to use such information solely in connection with the evaluation of a possible transaction with the Company. The Merger Agreement provides that the Confidentiality Agreement shall terminate in full upon the consummation of the Offer. In addition, on February 9, 1998, IHF and the Company entered into a Confidentiality Agreement pursuant to which IHF agreed to supply certain information to the Company and the Company agreed to treat such information as confidential and to use such information solely in connection with the evaluation of a possible transaction with the Company.

     Standstill Agreement. Contemporaneously with the execution and delivery of the Merger Agreement, IHF and the Company entered into a Standstill Agreement (the "Standstill Agreement"). As an inducement and a condition to entering into the Merger Agreement, the Company has required that IHF agree, and IHF has agreed, to enter into the Standstill Agreement. The following is a summary of the material terms of the Standstill Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof which is incorporated by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Standstill Agreement may be examined, and copies thereof may be obtained, as set forth in Section 8 above.

          Term of Agreement. Except as otherwise expressly provided in the Standstill Agreement, the respective covenants and agreements of IHF and the Company contained in the Standstill Agreement will continue in full force and effect until March 10, 1999 (the "Termination Date").

          Representations, Warranties and Covenants of IHF. IHF has represented to the Company that as of the date of the Standstill Agreement none of (i) IHF, (ii) any corporation or other entity controlled by IHF, including without limitation, Parent and Purchaser, (iii) any affiliate of IHF, (iv) Hicks Muse, (v) any principal of Hicks Muse, (vi) any corporation or other entity controlled by Hicks Muse, (vii) any affiliate of Hicks Muse, or
     (viii) any principal of any of the foregoing (collectively, the "IHF Group") owns any Shares. In addition, IHF has represented to the Company that prior to the Termination Date or the earlier termination of the Standstill Agreement and subject to the further provisions thereof, except in accordance with the terms of the Transaction Documents or as otherwise permitted by the Standstill Agreement: (i) no member of the IHF Group will, directly or indirectly, acquire any Shares without the written consent of the Company; (ii) no member of the IHF Group shall solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to the recommendation of the majority of the directors of the Company with respect to any matter; (iii) no member of the IHF Group shall join a partnership, limited partnership, syndicate or other group, or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of Shares, or otherwise become a "person" within the meaning of Section 13(d)(3) of the Exchange Act (in each case other than solely with members of the IHF Group); (iv) IHF, on behalf of itself and the other members of the IHF Group, will not (and will not assist or encourage others to) directly or indirectly, (a) make any public announcement with respect to, or submit any proposal for, a transaction between the Company or any of its security holders and IHF (and/or any member of the IHF Group, whether or not any other parties are also involved, directly or indirectly, in such proposal or transaction) other than pursuant to the Transaction Documents, unless such proposal is directed and disclosed solely to the management of the Company or its designated representatives, and the Company shall have consented in writing, in advance, to the submission of such proposal; nor (b) by purchase or otherwise, acquire, offer to acquire, or agree to acquire, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any assets (except in the ordinary course of business) or businesses or securities or direct or indirect rights (including convertible securities) or options to acquire such ownership (or otherwise act in concert with any person which so acquires, offers to acquire, or agrees to acquire), or otherwise seek to influence or control, the management or policies of the Company or any of its affiliates without such permission; and (v) no member of the IHF Group shall make any public request to waive any provision of the Standstill Agreement or to permit any member of the IHF Group to take any actions specified therein.

          Permitted Investment. Notwithstanding anything to the contrary contained in the Standstill Agreement, the individuals referenced in clauses (iii), (v), (vii) and (viii) of the first sentence under "Representations, Warranties and Covenants of IHF" above shall be permitted to acquire, hold and dispose of shares of Common Stock solely for their own individual account (and not as a member of any group as contemplated by clause (iii) of the last sentence under "Representations, Warranties and Covenants of IHF" above) in the ordinary course of business; provided, however, that, in all events, no such individual shall at any time (i) beneficially own, or have the power to vote or invest, more than five percent of the shares of Common Stock then outstanding or (ii) hold any shares of Common Stock with the purpose or effect of changing or influencing control of the Company, or as a participant in any transaction having such purpose or effect.

     As used in the Standstill Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 under the Exchange Act and the term "person" shall mean any individual, partnership, corporation, trust or other entity.

OTHER MATTERS

     Delaware Law. Section 203 of the DGCL prevents an "interested stockholder" (generally, a stockholder owning 15% or more of a corporation's outstanding voting stock or an affiliate or associate thereof) from engaging in a "business combination" (defined to include a merger and certain other transactions) with a Delaware corporation for a period of three years following the time on which such stockholder became an interested stockholder unless (i) prior to such time, the corporation's board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (iii) on or subsequent to such date, the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. The Company, pursuant to a resolution of the Board of Directors, has rendered
Section 203 of the DGCL inapplicable to the Offer and the Merger. Accordingly, the restrictions of Section 203 of the DGCL do not apply to the transactions contemplated by the Offer or the Merger Agreement.

     Appraisal Rights. No appraisal rights are available to holders of Shares in connection with the Offer. However, if the Merger is consummated, holders of shares of Common Stock will have certain rights under Section 262 of the DGCL to demand appraisal of, and payment in cash for the fair value of, their shares of Common Stock. Such rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their shares of Common Stock. Any such judicial determination of the fair value of shares of Common Stock could be more or less than the Offer Consideration or the Merger Consideration.

     If any holder of shares of Common Stock who demands appraisal in connection with the Merger under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his right to appraisal, as provided in the DGCL, the shares of Common Stock of such holder will be converted into the right to receive the Merger Consideration in accordance with the Merger Agreement.

     Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights in connection with the Merger may result in the loss of such rights.

     Going Private Transactions. Rule 13e-3 under the Exchange Act is applicable to certain "going-private" transactions. Purchaser does not believe that Rule 13e-3 will be applicable to the Merger. If applicable, Rule 13e-3 would require, among other things, that certain financial information regarding the Company and certain information regarding the fairness of the Merger and the consideration offered to minority Stockholders be filed with the Commission and disclosed to minority Stockholders prior to consummation of the Merger.

13. DIVIDENDS AND DISTRIBUTIONS

     The Merger Agreement provides that during the period from the date of the Merger Agreement and continuing until the designees of Purchaser have been appointed to the Board of Directors of the Company pursuant to the Merger Agreement, except as expressly contemplated by the Transaction Documents or to the extent that Parent shall otherwise consent in writing: (a) the Company shall not, and shall not permit any of its Subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock (except for cash dividends paid to the Company by its wholly owned Subsidiaries with regard to its capital stock), or set aside funds therefor, (ii) split, combine or reclassify any of its capital stock, or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock; or (iii) repurchase or otherwise acquire any shares of its capital stock, except as required by the terms of its securities outstanding or any Benefit Plan in effect on the date of the Merger Agreement, or set aside funds therefor; (b) other than in accordance with the Rights Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, (i) grant any options, warrants or other rights to purchase shares of capital stock, (ii) amend the terms of or reprice any Option outstanding on the date of the Merger Agreement or amend the terms of the Stock Option Plan, or (iii) except for Shares issuable pursuant to Options outstanding on the date of the Merger Agreement and except for issuances of capital stock of the Company's Subsidiaries to the Company or to a wholly owned Subsidiary of the Company, issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock, any Company Debt or any Subsidiary Debt, or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Company Debt or Subsidiary Debt; (c) the Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its material assets (including, without limitation, any capital stock or other ownership interest of any subsidiary of the Company), other than sales of inventory or sales or returns of obsolete or surplus equipment in the ordinary course of business consistent with past practice; or (d) the Company shall not, and shall not permit any of its Subsidiaries to, (i) assume or incur any indebtedness for borrowed money (except for drawdowns by the Company under its existing revolving credit facility made in the ordinary course of business consistent with past practice), (ii) guarantee any such indebtedness, (iii) issue or sell any debt securities or warrants or rights to acquire any debt securities, (iv) guarantee any debt obligations of any other person (except obligations of wholly owned Subsidiaries of the Company), (v) enter into any lease (whether such lease is an operating or capital lease), (vi) create any lien (other than permitted encumbrances) on the property of the Company or any of its Subsidiaries, or (vii) enter into any "keep well" or other agreement or arrangement to maintain the financial condition of any other person except wholly owned Subsidiaries of the Company.

14. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after expiration or termination of the Offer), to pay for any Shares tendered, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered, and may amend or terminate the Offer if, (i) the Minimum Condition has not been satisfied, (ii) any applicable waiting periods under the HSR Act shall not have expired or been terminated prior to the Expiration Date, or (iii) the financing necessary for the consummation of the Offer shall not have been received by Parent or (iv) at any time on or after the date of the Merger Agreement and before acceptance for payment of, or payment for, such Shares any of the following events shall have occurred:

          (a) there shall be pending, as of the Expiration Date or at any time thereafter, any Injunction (as defined in the Merger Agreement), proceeding, action, suit or litigation by any Governmental Entity (as defined in the Merger Agreement) that seeks to (i) challenge the acquisition by Parent, Purchaser or any of their respective affiliates or subsidiaries of Shares pursuant to the Offer or restrain, prohibit or delay the making or consummation of the Offer or the Merger, (ii) make the purchase of or payment for some or all of the Shares pursuant to the Offer or the Merger illegal, (iii) impose material limitations on the ability of Parent, Purchaser or any of their respective affiliates or subsidiaries effectively to acquire or hold, or to require Parent, Purchaser, the Company or any of their respective affiliates or subsidiaries to dispose of or hold separate, any material portion of their assets or business, (iv) impose material limitations on the ability of Parent, Purchaser, the Company or any of their respective affiliates or subsidiaries to continue to conduct, own or operate, as heretofore conducted, owned or operated, all or any material portion of their businesses or assets, (v) impose or result in material limitations on the ability of Parent, Purchaser or any of their respective affiliates or subsidiaries to exercise full rights of ownership of the Shares purchased by them, including, without limitation, the right to vote the Shares purchased by them on all matters properly presented to the Stockholders, or (vi) prohibit or restrict in a material manner the financing of the Offer;

          (b) there shall have been promulgated, enacted, entered, enforced or deemed applicable to the Offer or the Merger, any Law (defined as any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets), or there shall have been issued any decree, order or injunction, that results in any of the consequences referred to in subsection (a) above;

          (c) other than any event relating to (i) the economy or securities markets in general or (ii) the industries or markets in which the Company operates and not relating specifically to the Company, there shall have occurred any event or events (whether or not covered by insurance) that, individually or in the aggregate, have had, or would be reasonably expected to have, a Material Adverse Effect on the Company;

          (d) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States for a period in excess of forty-eight hours, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity, involving the United States having a significant adverse effect on the functioning of the financial markets in the United States, (iv) any limitations (whether or not mandatory) imposed by any governmental authority on the nature or extension of credit or further extension of credit by banks or other lending institutions, or (v) in the case of clauses (iii) and (iv) above, if existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (e) any of the representations and warranties of the Company contained in the Merger Agreement (without giving effect to any "Material Adverse Effect," "materiality" or similar qualifications contained therein) shall not be true and correct in all respects as of the date of the Merger Agreement and (except to the extent that such representations and warranties speak as of an earlier date) as of the date of consummation of the Offer as though made on and as of such date except for breaches that would not, individually or in the aggregate with any other breaches on the part of the Company (i) have a Material Adverse Effect on the Company or
     (ii) materially adversely affect the ability of the parties to the Merger Agreement to consummate the transactions contemplated thereby;

          (f) the Company shall not have performed in all material respects (without giving effect to any "Material Adverse Effect," "materiality" or similar qualifications contained therein) all obligations required to be performed by it under the Merger Agreement at or prior to the acceptance of Shares for payment pursuant to the Offer;

          (g) the Merger Agreement shall have been terminated in accordance with its terms;

          (h) (i) the Board of Directors of the Company shall have failed to make or shall have withdrawn or modified or changed (including by amendment of the Schedule 14D-9) in a manner adverse to Purchaser its recommendation of the Offer, the Merger Agreement or the Merger, or approved or recommended any Acquisition Proposal or any other acquisition of the Shares other than the Offer and the Merger, or (ii) any person or other entity or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to any Acquisition Proposal;

          (i) the Company shall have failed to amend the Company's by-laws as provided under Section 1.4(a) of the Merger Agreement;

          (j) each of the representations and warranties contained in the Stockholder Agreement of the Selling Stockholder shall not be true and correct in all respects as of the date of the acceptance of Shares for payment pursuant to the Offer as though made on and as of such date;

          (k) the Company or the Selling Stockholder shall have not performed in all material respects or shall have otherwise materially breached or threatened to materially breach any obligations required to be performed by the Company or such Stockholder under the Stockholder Agreement at or prior to the acceptance of Shares for payment pursuant to the Offer;

          (l) (i) any person has become an Acquiring Person (as defined in the Rights Agreement), (ii) a Stock Acquisition Date (as defined in the Rights Agreement) has occurred, or (iii) a Flip-In Event (as defined in the Rights Agreement) has occurred; or

          (m) the beneficial and record holders of Options relating to not less than 90% of the shares of Company Common Stock that may be issued upon the exercise of all Options (whether or not vested) shall have not executed and delivered to the Company an Option Release Agreement.

The foregoing conditions are for the sole benefit of Purchaser and its affiliates and may be asserted by Purchaser regardless of the circumstances (including, without limitation, any action or inaction by Purchaser or any of its affiliates) giving rise to any such condition or may be waived by Purchaser, in whole or in part, from time to time in its sole discretion, except as otherwise provided in the Merger Agreement. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

15.  CERTAIN LEGAL MATTERS

     Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, but without any independent investigation thereof, neither Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any Governmental Authority that would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser and Parent currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise expressly described in this Section 15, Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 above for certain conditions to the Offer.

     State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. As indicated above in Section 12, the Company, pursuant to a resolution of the Board, has rendered Section 203 of the DGCL inapplicable to the Offer and the Merger. A number of other states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws, that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions.

     Except as described above with respect to Section 203 of the DGCL, Purchaser has not attempted to comply with the takeover laws of any other state. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

     The Company and certain of its subsidiaries conduct business in a number of other states throughout the United States, some of which have enacted takeover laws and regulations. Neither Purchaser, Parent nor IHF knows whether any or all of these takeover laws and regulations will by their terms apply to the Offer, and, except as set forth above, neither Purchaser, Parent nor IHF has currently complied with any other state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or may be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer. See Section 14.

     Legal Proceedings. Purchaser has obtained a copy of a complaint filed on March 12, 1998 in the Court of Chancery of the State of Delaware in and for New Castle County (the "Court") by attorneys for the Great Neck Capital Appreciation Investment Partnership, L.P. ("Plaintiff"), allegedly on Plaintiff's behalf and on behalf of all persons, other than the Defendants (as defined herein) and those in privity with them, who own shares of Common Stock, against Glen S. Bolander, Charles H. Perlman, Roger L. Weston, Ronald K. Zuckerman (collectively, the "Individual Defendants"), the Company and IHF (the Company and IHF, together with the Individual Defendants, the "Defendants"). According to the complaint, Plaintiff has been the owner of Common Stock since prior to the execution of the Merger Agreement. The complaint alleges, among other things, that (i) the Defendants have timed the announcement of the Merger Agreement to occur prior to the release of the Company's third quarter financial results, which results are now only known to the Individual Defendants; (ii) the price offered in the transaction contemplated by the Merger Agreement is grossly inadequate and does not reflect the intrinsic worth of the Company, taking into account its future prospects; (iii) the transaction contemplated by the Merger Agreement represents a change in control and imposes heightened fiduciary duties on the Individual Defendants to maximize shareholder value; (iv) even though the transaction contemplated by the Merger Agreement results in a change of control transaction, it is not the result of an auction process or active market check, or other steps designed to maximize shareholder value, and the Individual Defendants agreed to the terms of the Merger Agreement without a full and thorough investigation of other potential transactions designed to maximize shareholder value; (v) the Individual Defendants failed to make an informed decision, as no market check of the Company's value was obtained, and in agreeing to the Merger Agreement, the Individual Defendants failed to inform themselves properly of the Company's highest transactional value; (vi) the Individual Defendants' agreement to the terms of the Merger Agreement, its timing, and the failure to auction the Company and invite other bidders, and the Defendants' failure to provide a market check demonstrate a violation of the fiduciary duties owed to the public shareholders of the Company; (vii) the Individual Defendants' fiduciary obligations under these circumstances require them to: (a) undertake an appropriate evaluation of the Company's net worth as a merger/acquisition candidate, (b) actively evaluate the proposed Merger Agreement and engage in a meaningful auction with third parties or other procedure designed to obtain the best value for the Company's public shareholders, and (c) act independently so that the interests of the Company's public shareholders will be protected and enhanced; (viii) Plaintiff and other members of the alleged class have been and will be damaged in that they have not and will not receive their fair proportion of the value of the Company's assets and business, will be largely divested from their right to share in the Company's future growth and development and have been and will be prevented from obtaining the best price available in the market for corporate control; and (ix) Plaintiff has no adequate remedy at law.

     IHF was named as a Defendant as an alleged aider and abettor to the breaches of fiduciary duty alleged in the complaint.

     Plaintiff has demanded judgment as follows: (i) declaring the action to be a proper class action; (ii) enjoining, preliminarily and permanently, the proposed acquisition under the terms presently proposed, requiring the Individual Defendants to place the Company up for auction and/or to conduct a market-check, and requiring the Defendants to make full and fair disclosure of all material facts to the class before the completion of any such acquisition;
(iii) to the extent, if any, that the transaction contemplated by the Merger Agreement complained of is consummated prior to the entry of the Court's final judgment, rescinding the same or awarding rescissory damages to the class; (iv) directing that the Defendants account to Plaintiff and the class for all damages caused to them and account for all profits and any special benefits obtained by the Defendants as a result of their unlawful conduct; (v) awarding to Plaintiff the costs and disbursements of the action, including a reasonable allowance for the fees and expenses of Plaintiff's attorneys and experts; and (vi) granting such other and further relief as the Court deems appropriate.

     Antitrust. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may be consummated following the expiration of a 15-calendar-day waiting period following the filing by IHF of a Pre-Merger Notification and Report Form with respect to the Offer, unless IHF receives a request for additional information or documentary material from the Antitrust Division of the United States Department of Justice (the "Antitrust Division") or the United States Federal Trade Commission ("FTC") or unless early termination of the waiting period is granted. IHF has filed a Pre-Merger Notification and Report Form with respect to the Offer. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from IHF concerning the Offer, the waiting period will be extended and will expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by IHF with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of IHF. In practice, complying with a request for additional information or documentary material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. The Merger Agreement generally provides that the Offer may be extended, but not to a date later than August 6, 1998, in the event that any condition to the Offer is not satisfied.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's proposed acquisition of the Company. At any time before or after Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of IHF or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

     Federal Reserve Board Regulations. Regulations G, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock (which restriction would include the Shares) if the credit is secured directly or indirectly by margin stock. Such secured credit may not be directly secured by margin stock and, in addition, such secured credit may not be indirectly secured by margin stock having a value in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral.

     As described in Section 10 of this Offer to Purchase, the financing of the Offer will not be directly or indirectly secured by the Shares or other securities which constitute margin stock. Accordingly, all financing for the Offer will be in full compliance with the Margin Regulations.

     Rights Agreement. The Company has issued one Right for every outstanding share of Common Stock pursuant to the Rights Agreement. Based on the information disclosed by the Company in the Schedule 14D-9, in connection with and prior to the Company's entering into the Merger Agreement, on March 10, 1998, the Board approved an amendment to the Rights Agreement to provide that (i) neither the approval, execution or delivery of the Transaction Documents, nor any amendments thereto approved by the Board prior to the termination of the Merger Agreement, nor the commencement or consummation of the transactions contemplated thereby, including the Offer and the Merger, shall cause (A) Purchaser, Parent or any of their affiliates to become an Acquiring Person (as defined in the Rights Agreement), (B) the occurrence of a Distribution Date (as defined in the Rights Agreement), (C) the occurrence of a Flip-In Event (as defined in the Rights Agreement) or (D) the occurrence of a Stock Acquisition Date (as defined in the Rights Agreement), and (ii) the Rights shall expire upon the Funding Date.

16. FEES AND EXPENSES

     Parent and Purchaser have retained Chase Securities Inc. to act as the Dealer Manager in connection with the Offer. Chase Securities Inc. will receive a fee in the amount of $150,000 for its services as the Dealer Manager, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

     Parent and Purchaser have retained MacKenzie Partners, Inc. to act as the Information Agent and ChaseMellon Shareholder Services, L.L.C. to act as the Depositary in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the offering materials to their customers.

17. MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdictions.

     Purchaser, Parent, IHF, the Fund, HM3, HM GP, the Fund, Inc. and Thomas O. Hicks have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-1 under the Exchange Act containing certain additional information with respect to the Offer. Such Schedule and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the Commission in the manner set forth in Section 8 above (except that they will not be available at the regional offices of the Commission).

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                            IHF/GM ACQUISITION CORPORATION

March 17, 1998

                                   SCHEDULE I

 GENERAL PARTNERS, DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER, PARENT, IHF,
                    THE FUND, HM3, HM GP, AND THE FUND, INC.

A. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

     The following table sets forth the name, present principal occupation or employment and material occupation, positions, offices or employment for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated below, the address of each director and officer is IHF/GM Acquisition Corporation, c/o International Home Foods, Inc., 1633 Littleton Road, Parsippany, New Jersey 07054 and each such person is a citizen of the United States.

                                                               PRESENT PRINCIPAL OCCUPATION
                     NAME AND                                   OR EMPLOYMENT AND FIVE-YEAR
                 BUSINESS ADDRESS                                   EMPLOYMENT HISTORY
                 ----------------                              ----------------------------
C. Dean Metropoulos................................  See Part C of this Schedule I.
John H. Bess.......................................  See Part C of this Schedule I.
N. Michael Dion....................................  See Part C of this Schedule I.
M. Kelley Maggs....................................  See Part C of this Schedule I.
Lynne Misericaordia................................  See Part C of this Schedule I.
Alan B. Menkes.....................................  See Part C of this Schedule I.
Michael Cramer.....................................  Executive Vice President and General Counsel, C.
                                                     Dean Metropoulos & Co. (1994-present); Executive
                                                       Vice President of Administration and General
                                                       Counsel, Stella Foods, Inc. (1988-1994); Vice
                                                       President, Assistant Secretary and Director,
                                                       Purchaser and Parent (1998-present).

B. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

     The following table sets forth the name, present principal occupation or employment and material occupation, positions, offices or employment for the past five years of each director and executive officer of Parent. Unless otherwise indicated below, the address of each director and officer is IHF/GM Holding Corporation, c/o International Home Foods, Inc., 1633 Littleton Road, Parsippany, New Jersey 07054 and each such person is a citizen of the United States.

                                                               PRESENT PRINCIPAL OCCUPATION
                     NAME AND                                   OR EMPLOYMENT AND FIVE-YEAR
                 BUSINESS ADDRESS                                   EMPLOYMENT HISTORY
                 ----------------                              ----------------------------
C. Dean Metropoulos................................  See Part C of this Schedule I.
John H. Bess.......................................  See Part C of this Schedule I.
N. Michael Dion....................................  See Part C of this Schedule I.
M. Kelley Maggs....................................  See Part C of this Schedule I.
Lynne Misericaordia................................  See Part C of this Schedule I.
Alan B. Menkes.....................................  See Part C of this Schedule I.
Michael Cramer.....................................  Executive Vice President and General Counsel, C.
                                                     Dean Metropoulos & Co. (1994-present); Executive
                                                       Vice President of Administration and General
                                                       Counsel, Stella Foods, Inc. (1988-1994); Vice
                                                       President, Assistant Secretary and Director,
                                                       Purchaser and Parent (1998-present).

C. DIRECTORS AND EXECUTIVE OFFICERS OF IHF

     The following table sets forth the name, present principal occupation or employment and material occupation, positions, offices or employment for the past five years of each director and executive officer of IHF. Unless otherwise indicated below, the address of each director and officer is International Home Foods, Inc., 1633 Littleton Road, Parsippany, New Jersey 07054 and each such person is a citizen of the United States.

                                                 PRESENT PRINCIPAL OCCUPATION
           NAME AND                              OR EMPLOYMENT AND FIVE-YEAR
       BUSINESS ADDRESS                               EMPLOYMENT HISTORY
       ----------------                          ----------------------------
C. Dean Metropoulos............  Chairman of the Board and Chief Executive Officer, IHF
                                 (1996-present); Chairman of the Board and Chief Executive
                                   Officer, Purchaser and Parent (1998-present); Chief
                                   Executive Officer, C. Dean Metropoulos & Co.
                                   (1994-present); Chairman and Chief Executive Officer, The
                                   Morningstar Group (1994-1997); President and Chief
                                   Executive Officer, Stella Foods, Inc. (1983-1993).
John H. Bess...................  President and Chief Operating Officer, IHF (1997-present);
                                 President, Chief Operating Officer and Director, Purchaser
                                   and Parent (1998-present); Vice President, Managing
                                   Director of Worldwide Strategies Planning and numerous
                                   other positions Procter & Gamble (1975-present).
N. Michael Dion................  Senior Vice President and Chief Financial Officer, IHF
                                 (1996-present); Chief Financial Officer, Purchaser and
                                   Parent (1998-present); Vice President of Finance, C. Dean
                                   Metropoulos & Co. (1994-1996); Vice President of Finance,
                                   Stella Foods, Inc. (1990-1994).
M. Kelley Maggs................  Senior Vice President and General Counsel, IHF
                                 (1996-present); Vice President and Secretary, Purchaser and
                                   Parent (1998-present); Vice President, Secretary and
                                   General Counsel, Stella Foods, Inc. (1993- 1996) and
                                   private law practice (1979-1993).
Lynne M. Misericordia..........  Treasurer and various financial positions, IHF
                                 (1992-present); Treasurer, Purchaser and Parent
                                   (1998-present).
Thomas O. Hicks................  Director, IHF (1996-present); Chairman and Chief Executive
                                 Officer, Hicks Muse (1989-present); Chairman and Chief
                                   Executive Officer, The Fund, Inc. (1994-present);
                                   Director, Berg Electronics Corp., (1993-present),
                                   Chancellor Media Corporation (1994-present) and Sybron
                                   International Corporation (1987-present).
L. Hollis Jones................  Director, IHF (1997-present); President and Chief Operating
                                 Officer, The Morningstar Group (1995-1997); President and
                                   COO, Suissa Foods (1997-1998); President, Hollis Jones,
                                   Inc. (1994-1995) and Vice President-General
                                   Manager -- Bakery Division Campbell Taggart, Inc.
                                   (1992-1994).
Michael J. Levitt..............  Director, IHF (1996-present); Managing Director and
                                 Principal, Executive Vice President, The Fund, Inc.
                                   (1995-present); Managing Director and Deputy
                                   Head -- Investment Banking, Smith Barney Inc. (1993-1995);
                                   Managing Director, Morgan Stanley & Co. Incorporated
                                   (1986-1993).
M. L. Lowenkron................  Director, IHF (1996-present); President and Chief Executive
                                 Officer, G. Heileman Brewing Co. (1995-1996); Chairman of
                                   the Board and Chief Executive Officer, A&W Brands, Inc.
                                   (1991-1993); Director, Hat Brands, Inc. and Deputy Inc.
Alan B. Menkes.................  Director, IHF (1996-present); Managing Director and
                                 Principal, Executive Vice President, The Fund, Inc.
                                   (1992-present); Vice President, Assistant Secretary and
                                   Director, Purchaser and Parent (1998-present).

                                                 PRESENT PRINCIPAL OCCUPATION
           NAME AND                              OR EMPLOYMENT AND FIVE-YEAR
       BUSINESS ADDRESS                               EMPLOYMENT HISTORY
       ----------------                          ----------------------------
John R. Muse...................  Director, IHF (March 1998-present); Chief Operating Officer,
                                 Hicks Muse (1989-present); Chief Operating Officer, The
                                   Fund, Inc. (1994-present); Director, Suissa Foods (1997-to present)
Roger T. Staubach..............  Director, IHF (1996-present); Chairman and Chief Executive
                                 Officer, The Staubach Company (1983-present); Director,
                                   Halliburton Company, Brinker International, Inc., and
                                   Columbus Realty Trust; Trustee, American AAdvantage Funds.
Charles W. Tate................  Director, IHF (1996-present); President, The Fund, Inc.
                                 (1991-present); Director, Berg Electronics Corp.
                                   (1993-present).

D. DIRECTORS AND EXECUTIVE OFFICERS OF THE FUND

     The following table sets forth the name, present principal occupation or employment and material occupation, positions, offices or employment for the past five years of the general partner of The Fund through which it operates. Unless otherwise indicated below, the address of such person is Hicks, Muse, Tate & Furst Equity Fund III, L.P., c/o Hicks, Muse, Tate & Furst Incorporated, 200 Crescent Court, Suite 1600, Dallas, Texas 75201.

                                                 PRESENT PRINCIPAL OCCUPATION
           NAME AND                              OR EMPLOYMENT AND FIVE-YEAR
       BUSINESS ADDRESS                               EMPLOYMENT HISTORY
       ----------------                          ----------------------------
HM3/GP Partners, L.P.(1).......  Not Applicable.

E. DIRECTORS AND EXECUTIVE OFFICERS OF HM3

     The following table sets forth the name, present principal occupation or employment and material occupation, positions, offices or employment for the past five years of the general partner of HM3. Unless otherwise indicated below, the address of such person is HM3/GP Partners, L.P., c/o Hicks, Muse, Tate & Furst Incorporated, 200 Crescent Court, Suite 1600, Dallas, Texas 75201.

                                                 PRESENT PRINCIPAL OCCUPATION
           NAME AND                              OR EMPLOYMENT AND FIVE-YEAR
       BUSINESS ADDRESS                               EMPLOYMENT HISTORY
       ----------------                          ----------------------------
Hicks, Muse GP Partners III,
  L.P.(2)......................  Not Applicable.

---------------

(1) HM3/GP Partners, L.P. is the general partner of Hicks, Muse, Tate & Furst Equity Fund
    III, L.P.; Hicks, Muse GP Partners III, L.P. is the general partner of HM3/GP Partners,
    L.P. and Hicks, Muse Fund III, Incorporated is the general partner of Hicks, Muse GP
    Partners III, L.P.
(2) Hicks, Muse GP Partners III, L.P. is the general partner of HM3/GP Partners, L.P. and
    Hicks, Muse Fund III, Incorporated is the general partner of Hicks, Muse GP Partners III,
    L.P.

F. DIRECTORS AND EXECUTIVE OFFICERS OF HM GP

     The following table sets forth the name, present principal occupation or employment and material occupation, positions, offices or employment for the past five years of the general partner of HMGP. Unless otherwise indicated below, the address of such person is Hicks, Muse GP Partners III, L.P., c/o Hicks, Muse, Tate & Furst Incorporated, 200 Crescent Court, Suite 1600, Dallas, Texas 75201.

                                                 PRESENT PRINCIPAL OCCUPATION
           NAME AND                              OR EMPLOYMENT AND FIVE-YEAR
       BUSINESS ADDRESS                               EMPLOYMENT HISTORY
       ----------------                          ----------------------------
Hicks, Muse Fund III,
  Incorporated(3)..............  Not Applicable.

G. DIRECTORS AND EXECUTIVE OFFICERS OF THE FUND, INC.

     The following table sets forth the name, present principal occupation or employment and material occupation, positions, offices or employment for the past five years of each director and executive officer of The Fund, Inc. Unless otherwise indicated below, the address of each director and officer is Hicks, Muse Fund III Incorporated, c/o Hicks, Muse, Tate & Furst Incorporated, 200 Crescent Court, Suite 1600, Dallas, Texas 75201 and each such person is a citizen of the United States.

                                                               PRESENT PRINCIPAL OCCUPATION
                     NAME AND                                   OR EMPLOYMENT AND FIVE-YEAR
                 BUSINESS ADDRESS                                   EMPLOYMENT HISTORY
                 ----------------                              ----------------------------
Thomas O. Hicks....................................  See Part C of this Schedule I.
John R. Muse.......................................  See Part C of this Schedule I.
Charles W. Tate....................................  See Part C of this Schedule I.
Jack D. Furst......................................  Managing Director and Principal, Executive Vice
                                                       President, The Fund, Inc. (1994-present);
                                                       Executive Vice President, Hicks Muse
                                                       (1989-present).
Lawrence D. Stuart, Jr.............................  Managing Director and Principal, Executive Vice
                                                       President, The Fund, Inc. (1995-present);
                                                       Managing Partner, Dallas office of Weil,
                                                       Gotshal & Manges (1989-1995); Director,
                                                       Chancellor Media Corporation (1997-present).
Alan B. Menkes.....................................  See Part C of this Schedule I.
Michael J. Levitt..................................  See Part C of this Schedule I.
David B. Deniger...................................  Managing Director and Principal, Executive Vice
                                                       President, The Fund, Inc. (1997-present);
                                                       President and Chief Executive Officer, Olympus
                                                       Real Estate Corporation (1994-present);
                                                       President and Chief Executive Officer, GE
                                                       Capital Realty Group
                                                       (1992-1994).
Dan H. Blanks......................................  Managing Director and Principal, Executive Vice
                                                       President, The Fund, Inc. (1997-present);
                                                       Senior Vice President, Fidelity Investments
                                                       (1991-present).

---------------

(3) Hicks, Muse Fund III, Incorporated is the general partner of Hicks, Muse GP Partners III,
    L.P.

Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each Stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                        The Depositary for the Offer is:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

                                                               By Facsimile
                  By Mail:                                     Transmission:
           ChaseMellon Shareholder                            (201) 329-8936
              Services, L.L.C.
            Post Office Box 3301                           To Confirm Facsimile
         South Hackensack, NJ 07606                       Transmission Only Call:
            Attn: Reorganization
                 Department                                   (201) 296-4860

                  By Hand:                                 By Overnight Courier:
           ChaseMellon Shareholder                        ChaseMellon Shareholder
              Services, L.L.C.                               Services, L.L.C.
         120 Broadway -- 13th Floor                         85 Challenger Road
             New York, NY 10271                           Mail Drop Reorg. Dept.
            Attn: Reorganization                         Ridgefield Park, NJ 07660
                 Department

Any questions and request for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and addresses below. You may also contact your local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                            MACKENZIE PARTNERS, INC.
                                156 Fifth Avenue
                            New York, New York 10010
                        (212) 929-5000 (Call Collect) or
                         Call Toll-Free (800) 322-2885

                      The Dealer Manager for the Offer is:

                             CHASE SECURITIES INC.
                                270 Park Avenue
                            New York, New York 10017
                         (212) 270-4867 (Call Collect)